Exhibit 10.1

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”) is made as of June 10, 2009 by and among Actuant Corporation, a Wisconsin corporation (the “Company”), Actuant Ltd., a company organized under the laws of England (“Actuant Ltd.”), Actuant Finance Ltd., a company organized under the laws of England (“Actuant Finance” and, collectively with the Company and Actuant Ltd., the “Borrowers”), the financial institutions listed on the signature pages hereto and JPMorgan Chase Bank, N.A., as the administrative agent for the “Lenders” referred to below (in such capacity, the “Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the “Credit Agreement” referred to below.

W I T N E S S E T H:

WHEREAS, the signatories hereto are parties to that certain Second Amended and Restated Credit Agreement, dated as of November 10, 2008, among the Borrowers, the financial institutions from time to time parties thereto (the “Lenders”) and the Agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to the following amendment to the Credit Agreement.

1. Amendments. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 below, the parties hereto agree that the Credit Agreement (including the Schedules and Exhibits thereto to the extent included in Exhibit A) is hereby amended to incorporate the changes shown on the marked copy of the Credit Agreement attached hereto as Exhibit A.

2. Conditions of Effectiveness. This Amendment shall become effective as of the date hereof if, and only if, the Agent shall have received:

(a) executed copies of this Amendment from the Borrowers, the Agent, the Required Revolving Lenders and the Required Term Loan Lenders;

(b) copies of each of the items described on the Closing List attached as Exhibit B hereto;

(c) for the ratable account of each Lender which executes and delivers its signature page hereto as and when required by the Agent, an amendment fee equal to 0.50% of the sum of such Lender’s Revolving Loan Commitment plus the aggregate outstanding principal amount of such Lender’s Term Loans on the date hereof;

(d) confirmation that all fees and expenses of counsel to the Agent required to be paid in connection with the Loan Documents (including this Amendment) pursuant to Section 9.6 of the Credit Agreement have been paid, in each case to the extent that invoices for the same have been submitted at least one Business Day prior to the date hereof; and

(e) all other fees (if any) agreed to be paid by the Borrowers in connection with this Amendment.

3. Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants as follows:

(a) Such Borrower has the power and authority and legal right to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement (as modified hereby). The execution and delivery by such Borrower of this Amendment and the performance of its obligations hereunder and under the Credit Agreement (as modified hereby) have been duly authorized by proper corporate proceedings, and this Amendment and the Credit Agreement (as modified hereby) constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(b) Neither the execution and delivery by such Borrower of this Amendment, nor the consummation of the transactions contemplated herein or in the Credit Agreement (as modified hereby), nor compliance with the provisions hereof or thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower, (ii) the articles or incorporation or by-laws or other organizational documents of such Borrower or (iii) the provisions of any indenture, instrument or agreement to which such Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Borrower pursuant to the terms of any such indenture, instrument or agreement.

(c) No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by such Borrower, is required to be obtained by such Borrower in connection with the execution and delivery of this Amendment or the legality, validity, binding effect or enforceability of the Credit Agreement (as modified hereby).

(d) As of the date hereof and giving effect to the terms of this Amendment, (i) there exists no Default or Unmatured Default and (ii) the representations and warranties contained in Article V of the Credit Agreement (as modified hereby) are true and correct except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

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4. Reference to and Effect on the Credit Agreement and Loan Documents.

(a) Upon the effectiveness of Section 1 hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as modified hereby. This Amendment is a Loan Document pursuant to the Credit Agreement and shall (unless expressly indicated otherwise herein or therein) be construed, administered, and applied, in accordance with all of the terms and provisions of the Credit Agreement.

(b) Each Borrower (i) agrees that this Amendment and the transactions contemplated hereby shall not limit or diminish the obligations of such Borrower arising under or pursuant to the Credit Agreement and the other Loan Documents to which it is a party, (ii) reaffirms its obligations under the Credit Agreement and each and every other Loan Document to which it is a party (including, without limitation, each applicable Collateral Document), (iii) reaffirms all Liens on any collateral (including the Collateral) which have been granted by it in favor of the Agent pursuant to any of the Loan Documents, and (iv) acknowledges and agrees that except as specifically modified above, the Credit Agreement and all other Loan Documents executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent or the Lenders, nor constitute a waiver of or consent to any provision of the Credit Agreement or any other Loan Documents executed and/or delivered in connection therewith.

5. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts (including by means of facsimile or electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

ACTUANT CORPORATION, as a Borrower

By:	/s/ Terry M. Braatz
Name:	Terry M. Braatz
Title:	Treasurer

ACTUANT LTD., as a Borrower

By:	/s/ Brian Kobylinski
Name:	Brian Kobylinski
Title:	Director

ACTUANT FINANCE LTD., as a Borrower

By:	/s/ Brian Kobylinski
Name:	Brian Kobylinski
Title:	Director

JPMORGAN CHASE BANK, N.A., as a Lender and as Agent

By:	/s/ Sabir A. Hashimy
Name:	Sabir A. Hashimy
Title:	Vice President

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Scott Hitchens
Name:	Scott Hitchens
Title:	Vice President

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Joseph Giampetroni
Name:	Joseph Giampetroni
Title:	Senior Vice President

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

M&I MARSHALL & ILSLEY BANK, as a Lender

By:	/s/ Ronald J. Carey
Name:	Ronald J. Carey
Title:	Vice President

By:	/s/ James R. Miller
Name:	James R. Miller
Title:	Senior Vice President

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Caroline V. Krider
Name:	Caroline V. Krider
Title:	Vice President & Senior Lender

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

CRÉDIT INDUSTRIEL ET COMMERCIAL, as a Lender

By:	/s/ Brian O’Leary
Name:	Brian O’Leary
Title:	Managing Director

By:	/s/ Anthony Rock
Name:	Anthony Rock
Title:	Managing Director

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

THE PRIVATEBANK AND TRUST COMPANY, as a Lender

By:	/s/ James A. Meyer
Name:	James A. Meyer
Title:	Managing Director

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

ASSOCIATED BANK, N.A., as a Lender

By:	/s/ Joseph J. Gehrke
Name:	Joseph J. Gehrke
Title:	Senior Vice President

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian P. Fox
Name:	Brian P. Fox
Title:	Vice President

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ James F. Disher
Name:	James F. Disher
Title:	Authorized Signatory

By:	/s/ Meredith Majesty
Name:	Meredith Majesty
Title:	Authorized Signatory

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

BMO CAPITAL MARKETS FINANCING, INC., as a Lender

By:	/s/ Thad D. Rasche
Name:	Thad D. Rasche
Title:	Director

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

NATIONAL CITY BANK, as a Lender

By:	/s/ Michael Leong
Name:	Michael Leong
Title:	Vice President

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Patrick Cowan
Name:	Patrick Cowan
Title:	Vice President

Signature Page to Amendment No. 1 to

Second Amended and Restated Credit Agreement

EXHIBIT A

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

MARKED AGREEMENT

[ATTACHED]

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of November 10, 2008

among

ACTUANT CORPORATION

THE FOREIGN SUBSIDIARY BORROWERS PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, N.A.

as Syndication Agents,

and

M&I MARSHALL & ISLEY BANK

and

U.S. BANK NATIONAL ASSOCIATION

as Documentation Agents

J.P. MORGAN SECURITIES INC.

BANC OF AMERICA SECURITIES LLC

and

WELLS FARGO BANK, N.A.

Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1.	Defined Terms	1
1.2.	Terms Generally	28

ARTICLE II THE CREDITS		29

2.1.	Revolving Loans	29
2.2.	Term Loans	29
2.3.	Ratable Loans; Types of Advances	32
2.4.	Swing Line Loans	32
2.5.	Commitment Fee; Reduction/Increase in Aggregate Revolving Loan Commitment	34
2.6.	Minimum Amount of Each Advance	37
2.7.	Prepayments; Termination	38
2.8.	Method of Selecting Types and Interest Periods for New Advances	40
2.9.	Conversion and Continuation of Outstanding Advances	41
2.10.	Changes in Interest Rate, etc	42
2.11.	Rates Applicable After Default	43
2.12.	Method of Payment	43
2.13.	Noteless Agreement; Evidence of Indebtedness	44
2.14.	Telephonic Notices	45
2.15.	Interest Payment Dates; Interest and Fee Basis	45
2.16.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	45
2.17.	Lending Installations	46
2.18.	Non-Receipt of Funds by the Agent	46
2.19.	Facility LCs	46
2.20.	Replacement of Lender	51
2.21.	Defaulting Lenders	51
2.22.	Judgment Currency	53
2.23.	Market Disruption	53
2.24.	Foreign Subsidiary Borrowers	54

ARTICLE III YIELD PROTECTION; TAXES		54

3.1.	Yield Protection	54
3.2.	Changes in Capital Adequacy Regulations	55
3.3.	Availability of Types of Advances	56
3.4.	Funding Indemnification	56
3.5.	Taxes	56
3.6.	UK Tax	58
3.7.	Lender Statements; Survival of Indemnity	63

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ARTICLE IV CONDITIONS PRECEDENT		63

4.1.	Effectiveness of Agreement and Initial Credit Extension	63
4.2.	Initial Advance to each Additional Foreign Subsidiary Borrower	65
4.3.	Each Credit Extension	67

ARTICLE V REPRESENTATIONS AND WARRANTIES		67

5.1.	Existence and Standing	67
5.2.	Authorization and Validity	67
5.3.	No Conflict; Government Consent	68
5.4.	Financial Statements	68
5.5.	Material Adverse Change	68
5.6.	Taxes	68
5.7.	Litigation and Contingent Obligations	69
5.8.	Subsidiaries	69
5.9.	Employee Benefit Plans	69
5.10.	Accuracy of Information	70
5.11.	Regulation U	70
5.12.	Material Agreements	70
5.13.	Compliance With Laws	70
5.14.	Ownership of Properties	71
5.15.	Insurance	71
5.16.	Environmental Matters	71
5.17.	Investment Company Act	71
5.18.	[Reserved]	71
5.19.	Pledge Agreements	71
5.20.	[Reserved]	71
5.21.	Solvency	72
5.22.	No Default or Unmatured Default	72
5.23.	Special Representations and Warranties of each Foreign Subsidiary Borrower	72

ARTICLE VI COVENANTS		73

6.1.	Financial Reporting	73
6.2.	Use of Proceeds	75
6.3.	Notice of Default	75
6.4.	Conduct of Business	75
6.5.	Taxes	75
6.6.	Insurance	75
6.7.	Compliance with Laws	76
6.8.	Maintenance of Properties	76
6.9.	Books and Records; Inspection	76
6.10.	Dividends	76
6.11.	Indebtedness	77
6.12.	Merger	79
6.13.	Sale of Assets	79

6.14.	Investments and Acquisitions	81
6.15.	Liens	82
6.16.	Affiliates	84
6.17.	Subordinated Indebtedness and Senior Note Indebtedness	84
6.18.	Contingent Obligations	85
6.19.	Financial Covenants	85
6.20.	Fiscal Year	86
6.21.	Guarantors; Pledges of Equity Interests in Foreign Subsidiaries	86

ARTICLE VII DEFAULTS		91

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		93

8.1.	Acceleration	93
8.2.	Amendments	95
8.3.	Preservation of Rights	96

ARTICLE IX GENERAL PROVISIONS		96

9.1.	Survival of Representations	96
9.2.	Governmental Regulation	96
9.3.	Headings	96
9.4.	Entire Agreement	96
9.5.	Several Obligations; Benefits of this Agreement	97
9.6.	Expenses; Indemnification	97
9.7.	Numbers of Documents	97
9.8.	Accounting	97
9.9.	Severability of Provisions	98
9.10.	Nonliability of Lenders	98
9.11.	Confidentiality	98
9.12.	Nonreliance	99
9.13.	Disclosure	99
9.14.	USA PATRIOT ACT; European “Know Your Customer” Checks	99
9.15.	English Language	99
9.16.	Borrower Limitations	100

ARTICLE X THE AGENT		100

10.1.	Appointment; Nature of Relationship	100
10.2.	Powers	100
10.3.	General Immunity	100
10.4.	No Responsibility for Loans, Recitals, etc	101
10.5.	Action on Instructions of Lenders	101
10.6.	Employment of Agents and Counsel	101
10.7.	Reliance on Documents; Counsel	101
10.8.	Agent’s Reimbursement and Indemnification	102
10.9.	Notice of Default	102

10.10.	Rights as a Lender	102
10.11.	Lender Credit Decision	102
10.12.	Successor Agent	103
10.13.	Agent and Arranger Fees	103
10.14.	Delegation to Affiliates	104
10.15.	Execution of Collateral Documents	104
10.16.	Guaranty and Collateral Releases	104
10.17.	Dutch Borrowers	105
10.18.	French Security	106
10.19.	Syndication Agents; Documentation Agents	106

ARTICLE XI SETOFF; RATABLE PAYMENTS		107

11.1.	Setoff	107
11.2.	Ratable Payments	107

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		108

12.1.	Successors and Assigns	108
12.2.	Participations	108
12.3.	Assignments	109
12.4.	Dissemination of Information	112
12.5.	Tax Treatment	112

ARTICLE XIII NOTICES		112

13.1.	Notices; Electronic Communication	112

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION		114

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		114

ARTICLE XVI GUARANTY		115

16.1.	Company Guaranty	115
16.2.	Foreign Subsidiary Borrowers’ Guaranty	117

ARTICLE XVII NO NOVATION OF EXISTING CREDIT AGREEMENT		117

17.1.	No Novation of Existing Credit Agreement	117

EXHIBITS

Exhibit A	-	Opinion of Loan Parties’ U.S. Counsel
Exhibit B	-	Compliance Certificate
Exhibit C	-	Assignment and Acceptance
Exhibit D	-	Loan/Credit Related Money Transfer Instruction
Exhibit E-1	-	Note for Revolving Loans (if requested)
Exhibit E-2	-	Note for Term Loans (if requested)
Exhibit F	-	Commitment and Acceptance
Exhibit G	-	Form of Assumption Letter
Exhibit H	-	Form of UK Tax Certificate

SCHEDULES

Pricing Schedule
Schedule 1.2	-	Material Domestic Subsidiaries
Schedule 1.3	-	Material Foreign Subsidiaries
Schedule 1.4	-	Initial Pledgors
Schedule 1.5	-	Mandatory Cost
Schedule 2.19.13	-	Existing Letters of Credit
Schedule 4.1	-	List of Closing Documents
Schedule 5.7	-	Litigation
Schedule 5.8	-	Subsidiaries
Schedule 5.15	-	Insurance
Schedule 6.11	-	Indebtedness
Schedule 6.14	-	Investments
Schedule 6.15	-	Liens
Schedule 6.18	-	Contingent Obligations

v

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement, dated as of November 10, 2008, is among ACTUANT CORPORATION, a Wisconsin corporation, the Foreign Subsidiary Borrowers that may hereafter become party hereto, the Lenders and JPMORGAN CHASE BANK, N.A., a national banking association, as LC Issuer and as Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted Eurocurrency Base Rate” means, with respect to any Eurocurrency Advance for any Interest Period, an interest rate per annum equal to the quotient of (a) the Eurocurrency Base Rate for such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period,

“Advance” means a borrowing hereunder consisting of Revolving Loans or Term Loans, as the case may be, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same currency and for the same Interest Period. The term “Advance” shall also include Swing Line Loans unless otherwise expressly provided.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means JPMorgan in its capacity as administrative agent and contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Outstanding Revolving Credit Exposure of all the Revolving Lenders.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders arising on the Closing Date, as reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment as of the Closing Date is $400,000,000.

“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Lenders arising on the Closing Date, as funded and reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Term Loan Commitment of $115,000,000 shall be reduced to zero on the Closing Date in accordance with Section 2.2(a).

“Agreed Currencies” means (a) Dollars and (b) so long as such currencies remain Eligible Currencies, Pounds Sterling and euro.

“Agreement” means this Second Amended and Restated Credit Agreement, as it may be amended, restated, supplemented or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted Eurocurrency Base Rate for a one month Interest Period denominated in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.25%, provided that, for the avoidance of doubt, the Adjusted Eurocurrency Base Rate for any day shall be based on the rate appearing on the applicable Reuters Screen for Dollars at approximately 11:00 a.m. (London time) on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Base Rate, respectively.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees under Section 2.5(a) are accruing on the unused portion of the Aggregate Revolving Loan Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge of Equity Interests of a Foreign Subsidiary to secure the Obligations of each Borrower to the extent a 100% pledge would cause a Deemed Dividend Problem.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the equivalent amount thereof in the applicable Agreed Currency using the Exchange Rate with respect to such Agreed Currency at the time in effect, rounded up to the nearest amount of such currency as determined by the Agent from time to time.

“Arranger” means each of (i) J.P. Morgan Securities Inc. and its successors, (ii) Banc of America Securities LLC and its successors and (iii) Wells Fargo Bank, N.A. and its successors, each in its capacity as a Joint Lead Arranger and Joint Bookrunner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” means the sale, transfer or other disposition (by way of merger or otherwise) by the Company or any of the Subsidiaries to any person other than the Company or any Guarantor of (a) any Equity Interest of any of the Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a person other than the Company or a Subsidiary) or (b) any other assets of the Company or any of the Subsidiaries, other than (i) dispositions of inventory, excess, damaged, obsolete or worn out equipment, scrap and Cash Equivalent Investments, in each case disposed of in the ordinary course of business and consistent with past practices, (ii) dispositions resulting in insurance proceeds or condemnation awards, (iii) dispositions between or among Foreign Subsidiaries or (iv) transfers of interests in accounts or notes receivable and related assets as part of a Qualified Receivables Transaction.

“Assumption Letter” means a letter of a Dutch Subsidiary or UK Subsidiary, addressed to the Lenders in substantially the form of Exhibit G hereto, pursuant to which such Subsidiary agrees to become a “Foreign Subsidiary Borrower” and agrees to be bound by the terms and conditions hereof.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at a rate of 7.75%, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Available Aggregate Revolving Loan Commitment” means, at any time, the Aggregate Revolving Loan Commitment then in effect minus the Aggregate Outstanding Revolving Credit Exposure at such time.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Borrower” means the Company or any Foreign Subsidiary Borrower, as applicable, and “Borrowers” means all of the foregoing.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago or New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan denominated in Dollars or Pounds Sterling, the term “Business Day” shall also exclude any day that is not a London Business Day, and (b) when used in connection with a Loan denominated in euro, the term “Business Day” shall also exclude (i) any day that is not a TARGET Day and (ii) any day that is not a London Business Day.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (v) shares of money market mutual funds having net assets in excess of $1,000,000,000, the investments of which are limited to one or more of the types of investments described in clauses (i) through (iv) above; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purpose of this clause (a) a person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a “parent corporation”) if such person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation); (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; (c) the adoption of a plan relating to the liquidation or dissolution of the Company; (d) the merger or consolidation of the Company with or into another Person, or the sale of all or substantially all the assets of the Company to another Person; (e) any “Change in Control” or “Change of Control” as defined in any agreement governing Subordinated Indebtedness, or any “Designated Event” as defined in the Convertible Indenture or as similarly defined in any other agreement governing Subordinated Indebtedness, occurs and as a result thereof the Company is required to prepay or repurchase, or make an offer to prepay or repurchase, such Subordinated Indebtedness, (f) any “Change of Control” (or other term of like effect) as defined in the Senior Note Indenture or (g) the Company shall cease to own and control, directly or indirectly, 100% of the Equity Interests of each Foreign Subsidiary Borrower.

“Closing Date” means November 10, 2008.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means the Property covered by the Collateral Documents, the Facility LC Collateral Account and any other Property, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Agent, for the benefit of the Holders of Secured Obligations, to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Foreign Law Pledge Agreements, the Intellectual Property Security Agreements and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations or any Guaranty of the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, notices, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Company or any of its Subsidiaries and delivered to the Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

“Collateral Shortfall Amount” is defined in Section 8.1.1.

“Commitment and Acceptance” means an agreement delivered pursuant to Section 2.2(b) with respect to increases to the Term Loan Commitments or pursuant to Section 2.5(c) with respect to increases to the Revolving Loan Commitments, in either case, substantially in the form of Exhibit F hereto.

“Company” means Actuant Corporation, a Wisconsin corporation, and its successors and assigns.

“Consolidated Assets” means at any time the assets of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP as of such time.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated EBITDA” means, for any period, (without duplication) the sum of the amounts for such period of Consolidated Net Income, plus to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) provision for taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, in each case without giving effect to any extraordinary gains or losses or gains or losses from sales of assets other than inventory sold in the ordinary course of business, (v) unrealized non cash Net Mark-to-Market Exposure under Rate Management Transactions, (vi) restructuring charges in an aggregate amount not to exceed $30,000,000 during any four fiscal quarter period and (vii) non-cash impairment and long-term incentive plan charges; provided, however, that amounts in any such period in respect of (a) any noncash charges attributable to the expensing of stock options as required or recommended by the Financial Standards and Accounting Board shall be added to Consolidated EBITDA for such period and (b) the write-off of deferred financing fees and any premium actually paid in connection with the Specified Financing Transactions shall be added to Consolidated EBITDA for such period.

“Consolidated Indebtedness” means at any time the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time; provided, however, that Consolidated Indebtedness shall exclude Indebtedness evidenced by (a) the Senior Note Indenture if funds remain irrevocably deposited with the trustee under the Senior Note Indenture in an amount sufficient to redeem all outstanding Senior Notes (including interest thereon) and all other sums due under the Senior Note Indenture in accordance with the terms thereof and (b) Indebtedness evidenced by the Convertible Note Indenture if funds remain irrevocably deposited with the trustee under the Convertible Note Indenture in an amount sufficient to redeem all outstanding Convertible Notes (including interest thereon) and all other sums due under the Convertible Note Indenture in accordance with the terms thereof.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (net of interest income) of the Company and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP, including financing costs in connection with a Qualified Receivables Transaction.

“Consolidated Net Income” means, for any period, (without duplication) the consolidated net after tax income (or loss) of the Company and its consolidated Subsidiaries (other than net income, if positive, of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or by-laws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary) determined in accordance with GAAP; provided, however, that amounts in any such period in respect of (a) any non-cash charges associated with the sale or discontinuance of assets, businesses or product lines and (b) the cumulative effect of accounting changes shall be added, without duplication, to Consolidated Net Income for such period.

“Consolidated Operating Income” means, for any period, consolidated operating income of the Company and its consolidated Subsidiaries determined in accordance with GAAP.

“Consolidated Rentals” means, with reference to any period, the Rentals of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Senior Indebtedness” means at any time Consolidated Indebtedness minus Subordinated Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Convertible Note Indenture” means the Indenture dated as of November 10, 2003 among the Company and U.S. Bank National Association, as trustee.

“Convertible Notes” means the Company’s 2% Convertible Senior Subordinated Debentures due 2023 issued pursuant to the Convertible Note Indenture.

“Credit Extension” means the making of an Advance or the issuance or Modification of a Facility LC hereunder (including the reevidencing of Revolving Loans and/or Swing Line Loans and the deemed issuance of Existing Letters of Credit, in any such case, on the Closing Date).

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, any portion of such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary for U.S. federal income tax purposes and the effect of such repatriation causing adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Revolving Lender, as determined by the Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Facility LCs or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Agent, the LC Issuer, the Swing Line Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Facility LCs and Swing Line Loans, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Nothing contained in the foregoing shall be deemed to constitute a waiver by any Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.

“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Agent a Departing Lender Signature Page.

“Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Closing Date.

“Dividend” with respect to any Person means that such Person has declared or paid a dividend or returned any equity capital to its holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than common stock of such Person) or cash to holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its

Equity Interests) or, in any such case, entered into any transaction having a substantially similar effect. Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollar” and “$” means the lawful currency of the United States of America.

“Dollar Amount” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in an Agreed Currency, the equivalent in Dollars of such amount, determined by the Agent pursuant to Section 2.1(c) using the Exchange Rate with respect to such Agreed Currency at the time in effect.

“Domestic Subsidiary” means a Subsidiary of the Company incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Domestic Subsidiary Guaranty” means that certain Third Amended and Restated Guaranty, dated as of June 10, 2009, executed by the Guarantors in favor of the Agent, for the ratable benefit of the Lenders, as it may be amended, restated, supplemented or modified and in effect from time to time, pursuant to which the Guarantors have jointly and severally guaranteed payment of the Secured Obligations when due.

“Dutch Borrower” means a Dutch Subsidiary that is a Foreign Subsidiary Borrower.

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act 2007 (Wet op het Financieel Toezicht 2007), as amended from time to time.

“Dutch Subsidiary” means a Subsidiary of the Company organized under the laws of the Netherlands.

“Eligible Currency” means any currency other than Dollars that is readily available, freely traded, in which deposits are customarily offered to banks in the London interbank market, convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, such country’s currency is, in the determination of the Agent, (i) no longer readily available or freely traded or (ii) as to which, in the determination of the Agent, a Dollar Amount is not readily calculable ((i) and (ii) a “Disqualifying Event”), then the Agent shall promptly notify the Lenders and the Borrowers, and such country’s currency shall no longer be an Agreed Currency until such time as the Disqualifying Event(s) no longer exist, but in any event within five (5) Business Days of receipt of such notice from the Agent, each Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Amount of Loans in Dollars, subject to the other terms contained in Article II.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means (i) in the case of a corporation, corporate stock, (ii) in the case of a limited liability company, association or business entity, any and all shares, interests, participations, ownership or voting rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in each case regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“EU” means the European Union.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Base Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in the applicable Agreed Currency (Dollar LIBOR, Sterling LIBOR or EURIBOR, as applicable) appearing on the applicable Reuters Screen for such Agreed Currency as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if the applicable Reuters Screen for such Agreed Currency is not available to the Agent for any reason, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in the applicable Agreed Currency as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the arithmetic mean of the rates as supplied to the Agent at its request quoted by the Reference Banks to place deposits in the applicable Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) on the Quotation Date for such Interest Period, in the approximate amount of JPMorgan’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period. The Eurocurrency Base Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Payment Office” of the Agent shall mean, for each of the Agreed Currencies, the office, branch or affiliate of the Agent, specified from time to time as the “Eurocurrency Payment Office” for such Agreed Currency by the Agent to the Borrowers and each Lender.

“Eurocurrency Rate” means, with respect to any Eurocurrency Advance for any Interest Period, an interest rate per annum equal to the sum of (i) the Adjusted Eurocurrency Base Rate for such Interest Period plus (ii) the Applicable Margin, plus (iii) for Advances by a Lender from its office or branch in the United Kingdom, the Mandatory Cost, plus (iv) any other mandatory costs imposed on or with respect to the Loans under this Agreement by any governmental or regulatory authority.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day, for purposes of determining the Dollar Amount of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Revolving Loan is (or any Revolving Loan that has been requested at such time would be) denominated in a currency other than Dollars, each of:

(a) the last Business Day of each calendar quarter,

(b) if a Default has occurred and is continuing, any other Business Day designated as an Exchange Rate Date by the Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Agent) that is on or about the date of (i) a Borrowing Notice or a Conversion/Continuation Notice with respect to Revolving Loans or (ii) each request for the issuance or Modification of any Facility LC or the extension of any Swing Line Loan.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of December 22, 2004, among the Company, certain lenders and JPMorgan, as the administrative agent thereunder, as amended or modified prior to the date of this Agreement.

“Existing Letters of Credit” is defined in Section 2.19.13.

“Existing Receivables Agreements” means, collectively, (a) the Receivables Sale Agreement dated as of May 30, 2001, as amended through the Closing Date, among the Company and certain of its Subsidiaries, as Originators, and Actuant Receivables Corporation, as Buyer, (b) the Receivables Purchase Agreement dated as of May 30, 2001, as amended through the Closing Date, among Actuant Receivables Corporation, as Seller, the Company, as Initial Servicer, Variable Funding Capital Company LLC (as assignee of Blue Ridge Asset Funding Corporation) and Wachovia Bank, N.A., as Agent and (c) the Amended and Restated Receivables Purchase Agreement dated as of September 10, 2008, to be effective on the Effective Date (as defined therein), among Actuant Receivables Corporation, as Seller, the Company, as Initial Servicer, and Wachovia Bank, N.A.

“Facility LC” is defined in Section 2.19.1.

“Facility LC Application” is defined in Section 2.19.3.

“Facility LC Collateral Account” is defined in Section 2.19.11.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any corporation means the chief financial officer, principal accounting officer, Treasurer or Controller of such corporation.

“First Amendment Effective Date” means June 10, 2009.

“Fixed Charge Coverage Ratio” means, at any date of determination, for the period of four consecutive fiscal quarters of the Company most recently ended as of such date, the ratio of (i) Consolidated EBITDA minus Consolidated Capital Expenditures plus Consolidated Rentals to (ii) Consolidated Interest Expense minus Non-cash Interest Expense plus Consolidated Rentals plus expense for taxes paid or accrued plus cash dividends paid by the Company during such period, all calculated for the Company and its Subsidiaries on a consolidated basis.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Foreign Law Pledge Agreement” means each of (i) that certain German Pledge Agreement, dated November 25, 2008, executed by Engineered Solutions L.P. in favor of the Agent, (ii) that certain Securities Accounts Pledge Agreement, dated as of January 30, 2009, executed by Actuant International Holdings, Inc. in favor of the Agent, (iii) that certain Mortgage over Shares, dated as of February 2, 2009, executed by Actuant Europe Holdings SAS in favor of the Agent, (iv) that certain Mortgage over Shares, dated as of February 2, 2009, executed by Actuant International Ltd. in favor of the Agent, (v) that certain Mortgage over Shares, dated as of February 2, 2009, executed by Actuant International Ltd. in favor of the Agent and (vi) any other pledge agreement governed by the applicable local law with respect to a Material Foreign Subsidiary, a Foreign Subsidiary Borrower or any other Foreign Subsidiary the Equity Interests of which are required to be pledged hereunder, in a form reasonably acceptable to the Agent, in each case, as it may be amended, restated, supplemented or modified and in effect from time to time.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means any Foreign Subsidiary that may become party hereto after the Closing Date pursuant to Section 2.24.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4(a).

“Guarantor” means each of the Initial Guarantors and each Subsidiary that executes a supplement to the Domestic Subsidiary Guaranty pursuant to Section 6.21(a) or (c), and their respective successors and assigns.

“Guaranty” means the Domestic Subsidiary Guaranty or any other guaranty executed and delivered by a Foreign Subsidiary Borrower pursuant to Section 16.2.

“Historical Financial Statements” is defined in Section 4.1(a)(viii).

“Holders of Secured Obligations” means (i) the holders of the Secured Obligations from time to time, including, without limitation, the Agent, each Arranger, the Lenders, the LC Issuer, the Swing Line Lender and each of their respective Affiliates and including each Lender (or Affiliate thereof) in respect of all Rate Management Obligations and Banking Services Obligations of the Company or any of its Subsidiaries owing to such Lender (or Affiliate) and (ii) each such holder’s respective successors, transferees and assigns.

“Incremental Term Loan” is defined in Section 2.2(b).

“Incremental Term Loan Commitment” is defined in the definition of “Term Loan Commitment.”

“Indebtedness” of a Person means (without duplication) such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Receivables Transaction Attributed Indebtedness, (viii) reimbursement obligations with respect to standby Letters of Credit, including contingent reimbursement obligations with respect to undrawn standby Letters of Credit, (ix) Net Mark-to-Market Exposure under Rate Management Transactions, (x) all liabilities and obligations of the types described in the preceding clauses (i) through (ix) of any other Person that such Person has assumed or guaranteed or that are secured by a Lien on any Property of such Person (provided that if any such liability or obligation of such other Person is not the legal liability of such Person, the amount thereof shall be deemed to be the lesser of (1) the actual amount of such liability or obligation and (2) the book value of such Person’s Property securing such liability or obligation) and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. The Indebtedness of such Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Initial Guarantors” means each of the Subsidiaries listed on Schedule 1.2.

“Initial Pledgors” means each of the Subsidiaries listed on Schedule 1.4.

“Initial Term Loan” is defined in Section 2.2(a).

“Initial Term Loan Commitment” is defined in the definition of “Term Loan Commitment.”

“Intellectual Property Security Agreements” means the intellectual property security agreements as the Company or any Guarantor may from time to time make in favor of the Agent for the benefit of the Holders of Secured Obligations, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months (or, if deposits in the relevant Agreed Currency in the Eurocurrency interbank market are available to all Revolving Lenders (in the case of Revolving Loans) or Term Loan Lenders (in the case of Term Loans) for such period, as determined by each such Lender in its sole discretion, twelve months) commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or, if applicable, twelve months) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth (or, if applicable, twelfth) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth (or, if applicable, twelfth) succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Japanese Restructuring” shall mean a restructuring of the Company’s foreign operations substantially in the manner described to the Agent and the Lenders prior to the Closing Date, in order to, inter alia, rationalize the ownership of Enerpac B.V., a Subsidiary organized under the laws of The Netherlands, by eliminating Japanese ownership thereof and by consolidating ownership of such Subsidiary in a Dutch Subsidiary.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Fee” is defined in Section 2.19.4.

“LC Issuer” means (i) JPMorgan (or any subsidiary or affiliate of JPMorgan designated by JPMorgan) in its separate capacity as an issuer of Facility LCs hereunder with respect to each Facility LC issued or deemed issued by JPMorgan upon the Company’s request and (ii) any other Lender (other than JPMorgan) selected by the Company with the consent of such Lender in such Lender’s separate capacity as an issuer of Facility LCs hereunder with respect to any and all Facility LCs issued or deemed issued by such

Lender in its sole discretion upon the Company’s request; provided, that, unless the Agent shall otherwise consent, there shall not at any time be more than three (3) Lenders constituting Issuing Banks hereunder. All references contained in this Agreement and the other Loan Documents to the “LC Issuer” shall be deemed to apply equally to each of the institutions referred to in clauses (i) and (ii) of this definition in their respective capacities as issuers of any and all Facility LCs issued by each such institution.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.19.5.

“Lenders” means the Revolving Lenders, the Term Loan Lenders and, unless otherwise specified, the Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended as of such date. Solely for purposes of this definition, if at any time the Leverage Ratio is being determined the Company or any Subsidiary shall have completed a Permitted Acquisition or an Asset Sale since the beginning of the relevant four fiscal quarter period, the Leverage Ratio shall be determined on a pro forma basis as if such Permitted Acquisition or Asset Sale, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period. As of the end of any fiscal quarter (but not for two successive quarters), the Company may use Net Consolidated Indebtedness instead of Consolidated Indebtedness to determine the Leverage Ratio; provided that as of such date of determination no Loans are outstanding under this Agreement.

“Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.13, the Collateral Documents and the Guaranties.

“Loan Party” means each Borrower, each Guarantor and each Pledgor.

“London Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in London are authorized or required by law to remain closed.

“Mandatory Cost” is described in Schedule 1.5 hereto.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuer or the Lenders thereunder.

“Material Domestic Subsidiary” means (i) any Domestic Subsidiary directly holding any Equity Interest in a Material Foreign Subsidiary, (ii) any Domestic Subsidiary directly or indirectly holding any Equity Interest in a Foreign Subsidiary Borrower or (iii) any Domestic Subsidiary (on a consolidated basis with its Subsidiaries) either (a) having assets (other than Equity Interests in Material Foreign Subsidiaries) which represent 10% or more of the Consolidated Assets of the Company and its Subsidiaries or (b) responsible for 10% or more of the Consolidated Operating Income of the Company and its Subsidiaries. “Material Domestic Subsidiary” shall not include any special-purpose Subsidiary created to engage solely in a Qualified Receivables Transaction. Schedule 1.2 lists all of the Company’s Material Domestic Subsidiaries and their respective jurisdictions of organization as of the Closing Date.

“Material Foreign Subsidiary” means any Foreign Subsidiary any Equity Interests of which are held by the Company or by any Domestic Subsidiary and that, on a consolidated basis with its Subsidiaries, directly or indirectly, either (a) has assets which represent 10% or more of the Consolidated Assets of the Company and its Subsidiaries or (b) is responsible for 10% or more of the Consolidated Operating Income of the Company and its Subsidiaries. Schedule 1.3 lists all of the Company’s Material Foreign Subsidiaries and their respective jurisdictions of organization as of the Closing Date.

“Material Indebtedness” means Indebtedness (other than Rate Management Obligations) in an outstanding principal amount of $10,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Subsidiary” means (i) any Subsidiary, or group of Subsidiaries on a combined basis, that constitutes a Substantial Portion of the Property of the Company and its Subsidiaries or (ii) any Subsidiary that, directly or indirectly, holds any Equity Interest in a Foreign Subsidiary Borrower.

“Maximum Foreign Currency Amount” means $250,000,000.

“Maximum Foreign Subsidiary Borrower Amount” means $250,000,000.

“Modify” and “Modification” are defined in Section 2.19.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Multiple Employer Plan” means a Plan that has two or more contributing sponsors (including the Company or any member of the Controlled Group) at least two of whom are not under common control, as such plan is described in Sections 4062 and 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Company’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the Company’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds) and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which to the extent permitted hereunder and under the Collateral Documents is secured by the asset sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset).

“Net Consolidated Indebtedness” means at any time (i) Consolidated Indebtedness minus (ii) an amount equal to the lesser of (a) the aggregate amount of cash or Cash Equivalent Investments of the Company and its Subsidiaries in excess of $5,000,000 and (b) the aggregate amount of cash or Cash Equivalent Investments of the Company and its Subsidiaries maintained with any of the Lenders and/or their affiliates.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-cash Interest Expense” means, with reference to any period, the amortization of debt issue cost and bond discount amortization with respect to this Agreement, the Senior Note Indebtedness and Subordinated Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Non-U.S. Lender” is defined in Section 3.5.4.

“Note” is defined in Section 2.13.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents (excluding the Dutch Parallel Debt). The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed or allowable), and any other sum chargeable to the Borrowers or any other Loan Party under this Agreement or any other Loan Document.

“Opening Pro Forma Compliance Certificate” is defined in Section 4.1(a)(x).

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5.2 and excludes UK Tax.

“Outstanding Revolving Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal Dollar Amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Revolving Loan Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its Revolving Loan Pro Rata Share of the LC Obligations at such time.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the first day of each March, June, September and December of each year.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition made by the Company or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is reasonably related to industrial manufacturing and distribution (including the rental of industrial equipment and the provision of services related to industrial equipment), (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, (e) the Company shall have furnished to the Agent a certificate demonstrating in reasonable detail (i) a pro forma Leverage Ratio for the four fiscal quarter period most recently ended prior to the date of such Acquisition no greater than the level 0.25x less than the level specified in Section 6.19.1 for such period, and (ii) pro forma compliance with the financial covenant contained in Section 6.19.2 for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period, (f) if the pro forma Leverage Ratio for the four fiscal quarter period most recently ended prior to the date of such Acquisition, calculated as if such Acquisition, including any Indebtedness incurred to fund such Acquisition or assumed in connection therewith, had been made on the first day of such period, is greater than 3.25 to 1.00, the aggregate amount of cash and stock consideration paid for such Acquisition (based on the fair market value of any such stock as of the date of such Acquisition), in the aggregate with the consideration paid for all other Acquisitions consummated after the First Amendment Effective Date, does not exceed $10,000,000; provided, that the foregoing clause (f) shall not apply in the case of any Acquisition with respect to which (i) the consideration consists solely of Equity Interests of the Company or any Subsidiary and (ii) the business or entity to be acquired has a positive contribution to Consolidated EBITDA on a pro forma basis for the four fiscal quarter period most recently ended prior to such Acquisition, and (g) the Company shall have furnished to the Agent reasonably detailed projections of calculations of the financial covenants contained in Sections 6.19.1 and 6.19.2 on a pro forma basis for the then-current fiscal quarter and the following three fiscal quarters that demonstrate projected compliance with such covenants for such periods.

“Permitted Convertible Note Repurchase” means any repurchase of Convertible Notes by the Company, provided that (a) such Convertible Notes are repurchased at a discount to par, (b) the Company shall have furnished to the Agent a certificate demonstrating in reasonable detail a pro forma Leverage Ratio of less than 4.00 to 1.00 for the four fiscal quarter period most recently ended prior to the date of such repurchase calculated as if such repurchase, including any Indebtedness incurred to fund such repurchase, had been made on the first day of such period and (c) the aggregate amount of consideration paid by the Company for such repurchase, in the aggregate with all other repurchases of Convertible Notes made since the First Amendment Effective Date, does not exceed an amount equal to the sum of (i) $20,000,000 plus (ii) 50.0% of all cash proceeds received by the Company since the First Amendment Effective Date from the issuance of Equity Interests of the Company (net of all reasonable fees and out-of-pocket expenses paid by the Company to third parties (other than Affiliates) in connection therewith) plus (iii) 15.0% of all cash proceeds received by the Company since the First Amendment Effective Date (net of all reasonable fees and out-of-pocket expenses paid by the Company to third parties (other than Affiliates) in connection therewith) from issuances of Indebtedness permitted pursuant to clause (ii) or (xiv) of Section 6.11 to the extent the proceeds of such Indebtedness are not applied to refinance other outstanding Indebtedness of the Company or any Subsidiary thereof; provided, that, in the case of the foregoing clause (iii), the aggregate outstanding principal balance of the Term Loans as of the date of such issuance (after giving effect to any repayment of the Term Loans occurring on such date) is zero.

“Permitted Refinancing Senior Note Indebtedness” means any replacement, renewal, refinancing or extension of any Senior Note Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount of the Senior Note

Indebtedness being replaced, renewed, refinanced or extended and (ii) does not have a maturity date or any installment, sinking fund, mandatory redemption or other principal payment due before the date 180 days after the Revolving Loan Termination Date, including, without limitation, the exchange of notes evidencing such Senior Note Indebtedness for notes that have terms substantially identical in all material respects to such original notes, except that such new notes do not contain terms with respect to transfer restrictions.

“Permitted Refinancing Subordinated Indebtedness” means any replacement, renewal, refinancing or extension of any Subordinated Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount the Subordinated Indebtedness being replaced, renewed, refinanced or extended and (ii) does not have a maturity date or any installment, sinking fund, mandatory redemption or other principal payment due before the earlier of (a) the date 180 days after the Revolving Loan Termination Date or (b) the date of any comparable principal payment under the terms of the Subordinated Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

“Pledge Agreement” means, collectively, the Security Agreement and each Foreign Law Pledge Agreement.

“Pledgor” means each of the Initial Pledgors and each Subsidiary that executes a new Foreign Law Pledge Agreement pursuant to Section 6.21(b) or (c), and their respective successors and assigns.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective, and such prime rate need not be the lowest interest rate charged by JPMorgan in respect of loans or other extensions of credit.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) the sum of such Lender’s Revolving Loan Commitment and Term Loans at such time by (ii) the sum of the Aggregate Revolving Loan Commitment and the aggregate amount of all of the Term Loans at such time; provided, however, that if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (a) the sum of such Lender’s Outstanding Revolving Credit Exposure and Term Loans at such time by (b) the sum of the Aggregate Outstanding Revolving Credit Exposure and the aggregate amount of all of the Term Loans at such time.

“Purchasers” is defined in Section 12.3.1.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any Subsidiary (x) prior to the First Amendment Effective Date (provided, that no such transaction shall be extended, renewed or increased following the First Amendment Effective Date) or (y) at any time the maximum Leverage Ratio specified in Section 6.19.1 for the four fiscal quarter period most recently ended is equal to or less than 3.50 to 1.00, pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto, provided that (i) all of the terms and conditions of such transaction or series of transactions, including without limitation the amount and type of any recourse to the Company or any Subsidiary with respect to the assets transferred, are reasonably acceptable to the Agent and the Required Lenders, and (ii) the Receivables Transaction Attributed Indebtedness incurred in such transaction or series of transactions does not exceed (1) with respect to transactions referred to in clause (x) above: $125,000,000 and (2) with respect to transactions referred to in clause (y) above: $60,000,000. For purposes of clause (i) of the foregoing definition, the terms and conditions of the Existing Receivables Agreements shall be deemed to be acceptable to the Agent and the Required Lenders.

“Quotation Day” means, in relation to any Interest Period for which an interest rate is to be determined, (a) if the related Advance is denominated in Dollars, two Business Days before the first day of that period, (b) if the related Advance is denominated in euro, two TARGET Days and two London Business Days (to the extent the two are not the same) before the first day of such period and (c) if the related Advance is denominated in Pound Sterling, the first day of such period.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Company or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Reference Bank” means, with respect to any Eurocurrency Advance, (a) if such Advance is denominated in Pounds Sterling, JPMorgan and Bank of America, N.A. and (b) otherwise, JPMorgan.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Company then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having greater than 50% of the sum of (i) the Aggregate Revolving Loan Commitment or, if the Aggregate Revolving Loan Commitment has been terminated, the Aggregate Outstanding Revolving Credit Exposure and (ii) the Term Loans at such time.

“Required Revolving Lenders” means Revolving Lenders in the aggregate having greater than 50% of the Aggregate Revolving Loan Commitment or, if the Aggregate Revolving Loan Commitment has been terminated, the Aggregate Outstanding Revolving Credit Exposure, at such time.

“Required Term Loan Lenders” means Term Loan Lenders in the aggregate having greater than 50% of the Term Loans at such time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirements imposed on Eurocurrency liabilities (including all basic, supplemental, marginal and other reserves), including, without limitation, under Regulation D. For purposes of this definition, all Eurocurrency Loans shall be deemed to be “Eurocurrency liabilities” as defined in Regulation D.

“Revolving Lender” means any lending institution listed on the signature pages of this Agreement or in any Commitment and Acceptance delivered hereunder having a Revolving Loan Commitment, and its respective successors and assigns.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“Revolving Loan Commitment” means, for each Revolving Lender, the obligation of such Revolving Lender from and after the Closing Date to make Revolving Loans to the Borrowers, and participate in Facility LCs issued upon the application of and Swing Line Loans made at the request of the Company, in an aggregate amount not exceeding the amount set forth opposite its signature below or in any Commitment and Acceptance delivered pursuant to Section 2.5(c), as such Revolving Loan Commitment may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Revolving Loan Facility” means the portion of the credit facility evidenced by this Agreement consisting of the several Revolving Loans, Swing Line Loans and Facility LCs.

“Revolving Loan Pro Rata Share” means, at any time, with respect to any Revolving Lender, the percentage obtained by dividing (i) such Lender’s Revolving Loan Commitment at such time by (ii) the Aggregate Revolving Loan Commitment at such time; provided, however, that if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Revolving Loan Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Outstanding Revolving Credit Exposure at such time by (b) the Aggregate Outstanding Revolving Credit Exposure at such time.

“Revolving Loan Termination Date” means November 10, 2011, or any earlier date on which the Aggregate Revolving Loan Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, (i) the Obligations and (ii) all Rate Management Obligations and Banking Services Obligations owing by the Company or any of its Subsidiaries to one or more Lenders or their respective Affiliates.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of June 10, 2009, executed by the Company and the Guarantors in favor of the Agent, for the benefit of the Holders of Secured Obligations, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Senior Leverage Ratio” means, at any date of determination, the ratio of Consolidated Senior Indebtedness on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended as of such date.

“Senior Note Indebtedness” means (i) Indebtedness of the Company under the Senior Note Indenture and the Senior Notes and (ii) Permitted Refinancing Senior Note Indebtedness that is unsecured and all of the terms and conditions of which are reasonably acceptable to the Agent and the Required Lenders; provided, that terms that are substantially similar to (or less restrictive than) those set forth in the Senior Note Indenture immediately prior to the refinancing thereof shall be deemed acceptable.

“Senior Note Indenture” means that certain Indenture, dated on or about June 11, 2007, between the Company and the “Trustee” referred to therein, under which the Company has issued senior unsecured notes in an original aggregate principal amount of up to $300,000,000, as such Indenture may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Notes” means the “Notes” as defined in the Senior Note Indenture, as such Notes may be amended, restated, supplemented or otherwise modified from time to time.

“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Specified Financing Transactions” means collectively, (a) the execution and delivery of the Senior Note Indenture and the issuance of the Senior Notes thereunder, (b) the execution and delivery of the Convertible Note Indenture and the issuance of the Convertible Notes thereunder, (c) the execution and delivery of the Loan Documents, and (d) the execution and delivery of documentation evidencing Indebtedness permitted by Section 6.11(xiii) and the issuance of Indebtedness with respect thereto.

“Subordinated Indebtedness” means (i) the Company’s Convertible Notes in the principal amount of $150,000,000 outstanding on the Closing Date, (ii) additional Indebtedness of the Company, the payment of which is subordinated to payment of the Obligations and all of the terms and conditions of which are reasonably acceptable to the Agent and the Required Lenders and (iii) Permitted Refinancing Subordinated Indebtedness, the payment of which is subordinated to payment of the Obligations and all of the terms and conditions of which are reasonably acceptable to the Agent and the Required Lenders, provided, in each case, that (i) subordination provisions substantially similar to those contained in the Convertible Indenture shall be deemed to be reasonably acceptable and (ii) for the avoidance of doubt, unsecured Indebtedness that is not contractually subordinated to payment of the Obligations shall not constitute Subordinated Indebtedness.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which represents more than 10% of the Consolidated Assets of the Company and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Company and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Swing Line Borrowing Notice” is defined in Section 2.4.2.

“Swing Line Lender” means JPMorgan or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Company by the Swing Line Lender pursuant to Section 2.4.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for settlement of payments in euro.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes, Other Taxes and UK Taxes.

“Term Loan” means each Initial Term Loan and each Incremental Term Loan, and “Term Loans” means all such Loans collectively.

“Term Loan Commitment” means, for each Term Loan Lender, the obligation of such Term Loan Lender to make Term Loans to the Company (a) on the Closing Date in an aggregate amount equal to the amount set forth opposite its signature below (an “Initial Term Loan Commitment”) or (b) on any future Borrowing Date designated with respect to an Incremental Term Loan in an aggregate amount equal to the amount set forth in any Commitment and Acceptance delivered pursuant to Section 2.2(b) (an “Incremental Term Loan Commitment”), as any such Term Loan Commitment may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Term Loan Facility” means the portion of the credit facility evidenced by this Agreement consisting of the Term Loans.

“Term Loan Lender” means any lending institution listed on the signature pages of this Agreement or in any Commitment and Acceptance delivered hereunder as having a Term Loan Commitment, and its respective successors and assigns.

“Term Loan Pro Rata Share” means, with respect to any Term Loan Lender, the percentage obtained by dividing (i) such Lender’s Term Loans at such time by (ii) the aggregate amount of the Term Loans at such time.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Borrower” means a UK Subsidiary that is a Foreign Subsidiary Borrower.

“UK Subsidiary” means a Subsidiary of Borrower organized under the laws of England and Wales.

“UK Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by the government of the United Kingdom or any political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government of the United Kingdom.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“USA Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

“Voting Stock” means any class or classes of capital stock of the Company pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of the Company.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2. Terms Generally.

1.2.1. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.2.2. In this agreement, where it relates to a Dutch entity, a reference to: (i) a lien or security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht), (ii) a bankruptcy or insolvency (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden), (iii) a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend, (iv) any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990), (v) a receiver includes a curator and (vi) a custodian includes a bewindvoerder.

ARTICLE II

THE CREDITS

2.1. Revolving Loans.

(a) Commitment. From and including the Closing Date and prior to the Revolving Loan Termination Date, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Revolving Loans to the Borrowers in Agreed Currencies and (ii) participate in Facility LCs issued and Swing Line Loans made upon the request of the Company, in each case, in a Dollar Amount not to exceed in the aggregate at any one time outstanding its Revolving Loan Pro Rata Share of the Available Aggregate Revolving Loan Commitment, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, (i) such Lender’s Outstanding Revolving Credit Exposure shall not exceed its Revolving Loan Commitment, (ii) the aggregate outstanding principal Dollar Amount of all Eurocurrency Advances in Agreed Currencies other than Dollars shall not exceed the Maximum Foreign Currency Amount and (iii) the aggregate outstanding principal Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers shall not exceed the Maximum Foreign Subsidiary Borrower Amount. Subject to the terms of this Agreement, a Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date. The Revolving Loan Commitment of each Revolving Lender shall expire on the Revolving Loan Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

(b) Repayment of Revolving Loans. On the Revolving Loan Termination Date, each Borrower shall repay in full the outstanding principal balance of its Revolving Loans and all other unpaid Obligations owing by such Borrower to the Revolving Lenders.

(c) Agreed Currency Calculations. For purposes of determining the Dollar Amount of the outstanding Revolving Loans, or any other amount as a result of foreign currency exchange rate fluctuation, the Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Agreed Currency in which any requested or outstanding Advance is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Advances to be made or repaid and any Facility LCs to be issued or Modified, to the extent practicable on or prior to the applicable date for such calculation).

2.2. Term Loans.

(a) Commitment. Each Term Loan Lender severally agrees, on the terms and conditions set forth in this Agreement, (a) on the Closing Date, to make a term loan, in Dollars, to the Company in an amount equal to such Term Loan Lender’s respective Initial Term Loan Commitment (each individually, an “Initial Term Loan” and, collectively, the “Initial Term Loans”), and (b) on each Borrowing Date with respect to an Incremental Term Loan requested pursuant to Section 2.2(b), to make a term loan, in Dollars, to the Company in an amount equal to such Term Loan Lender’s respective Incremental Term Loan Commitment as in effect on such date. The Initial Term Loan Commitment of each Term Loan Lender shall expire on the Closing Date. The Incremental Term Loan Commitment of each Term Loan Lender shall expire on the Borrowing Date designated for such Incremental Term Loan in accordance with Section 2.2(b).

(b) Incremental Term Loans. At any time after the Closing Date, but not more than twice, the Company may request that the Aggregate Term Loan Commitment be increased from zero in order to accommodate an incremental single-draw installment of Term Loans (each, an “Incremental Term Loan”) solely with the consent of each Lender participating in such Incremental Term Loan; provided, however, that without the prior written consent of each Lender, the aggregate initial principal amount of all Incremental Term Loans made pursuant to this Section 2.2(b), together with the aggregate amount of all increases in the Aggregate Revolving Loan Commitment pursuant to Section 2.5(c), shall not exceed $100,000,000. Each such request shall be in a minimum amount of at least $10,000,000 and increments of $5,000,000 in excess thereof. Each request shall be made in a written notice given to the Agent and the Term Loan Lenders by the Company not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Term Loan Commitment Increase Notice”) shall specify the amount of the proposed amount of the increase in the Aggregate Term Loan Commitment, the corresponding amount of the Incremental Term Loan and the proposed effective date therefor, which shall also be the proposed Borrowing Date for such Incremental Term Loan. In the event of such a Term Loan Commitment Increase Notice, each of the Term Loan Lenders shall be given the opportunity to participate in the requested Incremental Term Loan in proportion to their respective then current Term Loan Pro Rata Shares thereof. On or prior to the date that is fifteen (15) Business Days after receipt of the Term Loan Commitment Increase Notice, each Term Loan Lender shall submit to the Agent a notice indicating the maximum amount by which it is willing to assume an Incremental Term Loan Commitment in connection with such Term Loan Commitment Increase Notice (any such notice to the Agent being herein a “Term Loan Lender Increase Notice”). Any Term Loan Lender which does not submit a Term Loan Lender Increase Notice to the Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied an Incremental Term Loan Commitment. In the event that the Incremental Term Loan Commitments set forth in the Term Loan Lender Increase Notices exceed the amount requested by the Company in the Term Loan Commitment Increase Notice, the Agent and the Arrangers for the Term Loan Facility shall have the right, with the consent of the Company, to allocate the amount of Incremental Term Loan Commitments necessary to meet the Company’s Term Loan Commitment Increase Notice. In the event that the Term Loan Lender Increase Notices are less than the amount requested by the Company, not later than three (3) Business Days prior to the proposed effective date the Company may notify the Agent of any financial institution that shall have agreed to become a “Term Loan Lender” party hereto (a “Proposed New Term Loan Lender”) in connection with the Term Loan Commitment Increase Notice. Any Proposed New Term Loan Lender shall be subject to the consent of the Agent (which consent shall not be unreasonably withheld or delayed). If the Company shall not have arranged any Proposed New Term Loan Lender(s) to commit to the shortfall from the Term Loan Commitment Increase Notice, then the Company shall be deemed to have reduced the amount of its Term Loan Commitment Increase Notice to the aggregate amount set forth in the Term Loan Lender Increase Notices. Based upon the Term Loan Commitment Increase Notice, any allocations made in connection therewith and any notice regarding any Proposed New Term Loan Lender, if applicable, the Agent shall notify the Company and all of the Lenders (including the Revolving Lenders) on or before the Business

Day immediately prior to the proposed effective date of the amount of each Term Loan Lender’s and Proposed New Term Loan Lender’s incremental Term Loan Commitment (the “Effective Term Loan Commitment Amount”) and the aggregate amount of the Incremental Term Loans, which amounts shall be effective on the following Business Day (which shall also be the Borrowing Date for such Incremental Term Loan). Without limiting the provisions of Section 4.3, any increase in the Aggregate Term Loan Commitment and the concurrent funding of any Incremental Term Loans shall be subject to the following conditions precedent: (I) as of the date of the Term Loan Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Term Loan Commitment all representations and warranties shall be true and correct in all material respects as though made on such date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date) and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (II) the Borrowers, the Agent and each Proposed New Term Loan Lender or Term Loan Lender that shall have agreed to provide a “Term Loan Commitment” in support of such Incremental Term Loan shall have executed and delivered a Commitment and Acceptance, (III) counsel for the Borrowers and for the Guarantors shall have provided to the Agent supplemental opinions in form and substance reasonably satisfactory to the Agent and (IV) the Borrowers and each Proposed New Term Loan Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Term Loan Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Agent to the Company. No less than two (2) Business Days prior to the effective date of the increase of the Aggregate Term Loan Commitment, the Agent shall notify the Company of the amount of the fee to be charged by the Term Loan Lenders, and the Company may, at least one (1) Business Day prior to such effective date, cancel its request for the commitment increase. If the commitment increase is cancelled pursuant to the immediately preceding sentence, the Company’s cancelled increase request shall not be counted towards the Company’s two Incremental Term Loan requests permitted by the first sentence of this Section 2.2(b). Upon satisfaction of the conditions precedent to any increase in the Aggregate Term Loan Commitment, the Agent shall promptly advise the Company and each Lender (including the Revolving Lenders) of the effective date of such increase. Upon the effective date of any increase in the Aggregate Term Loan Commitment that is supported by a Proposed New Term Loan Lender, such Proposed New Term Loan Lender shall be a party to this Agreement as a Term Loan Lender and shall have the rights and obligations of a Term Loan Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Term Loan Lender to increase its Term Loan Commitment hereunder at any time. Each Incremental Term Loan shall mature on the Revolving Loan Termination Date and shall amortize pursuant to paragraph (c)(i) below in installments proportionate to the then remaining installments of the Initial Term Loans.

(c) Repayment of Term Loans.

(i) Repayment of the Term Loans. As of the First Amendment Effective Date, the aggregate outstanding principal amount of Initial Term Loans is $113,562,500. The Term Loans shall be repaid in (A) ten (10) consecutive quarterly installments, commencing with the calendar quarter ending June 30, 2009 and continuing for each calendar quarter thereafter through the Revolving Loan Termination Date, and (B) one (1) final installment on the Revolving Loan Termination Date. Each payment described in the foregoing clause (A) shall be due and payable on the last Business Day of the applicable calendar quarter. The Term Loans shall be permanently reduced by the amount of each installment on the date payment thereof is made hereunder. The installment for each calendar quarter with respect to the Initial Term Loans shall be in the amounts set forth below opposite the last day of such calendar quarter:

Calendar Quarter Ended:	Installment Amount Due and Payable on the Last Business Day of such Calendar Quarter:
June 30, 2009	$10,000,000
September 30, 2009	$10,000,000
December 31, 2009	$10,000,000
March 31, 2010	$10,000,000
June 30, 2010	$10,000,000
September 30, 2010	$10,000,000
December 31, 2010	$10,000,000
March 31, 2011	$10,890,625
June 30, 2011	$10,890,625
September 30, 2011	$10,890,625
Revolving Loan Termination Date	Balance of the Term Loans

The unpaid principal balance of the Term Loans shall be due and payable in full on the Revolving Loan Maturity Date. No installment of any Term Loan shall be reborrowed once repaid.

(ii) Voluntary Prepayments. In addition to the scheduled payments on the Term Loans, the Company may make the voluntary prepayments described in Section 2.7(a), with such prepayments applied ratably to reduce all outstanding installments under the Term Loans.

2.3. Ratable Loans; Types of Advances. Each Advance of Revolving Loans hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Revolving Lenders ratably according to their Revolving Loan Pro Rata Shares. Each Advance of Term Loans hereunder shall consist of Term Loans made from the several Term Loan Lenders ratably in the proportion that their respective Term Loan Commitments bear to all of the then current Aggregate Term Loan Commitment. The Advances may be Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Company in accordance with Section 2.4.

2.4. Swing Line Loans.

2.4.1. Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.3 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the Closing Date and prior to the Revolving Loan Termination Date, the Swing Line

Lender may, in its sole discretion, on the terms and conditions set forth in this Agreement, make Swing Line Loans to the Company from time to time, in Dollars, in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding, provided that the Aggregate Outstanding Revolving Credit Exposure shall not at any time exceed the Aggregate Revolving Loan Commitment, and provided further that at no time shall the sum of (i) the Swing Line Loans, plus (ii) the Dollar Amount of the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, plus (iii) the Swing Line Lender’s Revolving Loan Pro Rata Share of the LC Obligations, exceed the Swing Line Lender’s Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow Swing Line Loans at any time prior to the Revolving Loan Termination Date.

2.4.2. Borrowing Notice. The Company shall deliver to the Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Floating Rate.

2.4.3. Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender may, in its sole discretion, make available the Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the Company on the Borrowing Date at the Agent’s aforesaid address. If the Swing Line Lender elects, in its sole discretion, not to make such Swing Line Loan, the Swing Line Lender shall promptly notify the Agent, and the Agent shall promptly notify the Company and each Lender.

2.4.4. Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Company on or before the tenth (10th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the tenth (10th) Business Day after the Borrowing Date of any Swing Line Loan, by notice to the Agent not later than 10:00 a.m. (Chicago Time) on any Business Day, require each Revolving Lender (including the Swing Line Lender) to make a Revolving Loan in Dollars in the amount of such Revolving Lender’s Revolving Loan Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Promptly upon receipt of such notice, the Agent shall give notice thereof to each Revolving Lender, specifying in such notice the amount of the Revolving Loan to be made by such Revolving Lender in connection with such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.4.4, each Revolving Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.4.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II. Unless a Revolving Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.3 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.4.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Company, or (d) any other circumstances, happening or event whatsoever. In the event that any Revolving Lender fails to make payment to the Agent of any amount due under this Section 2.4.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Lender hereunder until the Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.4.4, such Revolving Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Revolving Loan Termination Date, the Company shall repay in full the outstanding principal balance of the Swing Line Loans.

2.5. Commitment Fee; Reduction/Increase in Aggregate Revolving Loan Commitment.

(a) Commitment Fee. The Company agrees to pay to the Agent for the account of each Revolving Lender according to its Revolving Loan Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Revolving Loan Commitment from the Closing Date to and including the Revolving Loan Termination Date, payable on each Payment Date hereafter and on the Revolving Loan Termination Date. Swing Line Loans shall not count as usage of the Aggregate Revolving Loan Commitment for the purpose of calculating the commitment fee due hereunder.

(b) Reduction in Aggregate Revolving Loan Commitment. The Borrowers may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Revolving Lenders in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, upon at least three Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the Aggregate Outstanding Revolving Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Revolving Lenders to make Credit Extensions hereunder.

(c) Increase in Aggregate Revolving Loan Commitment. (i) At any time, but not more than twice, the Company may request that the Aggregate Revolving Loan Commitment be increased solely with the consent of each Lender participating in such increase; provided, however, that without the prior written consent of each Lender, the aggregate amount of all increases in the Aggregate Revolving Loan Commitment pursuant to this Section 2.5(c), together with the aggregate initial principal amount of all Incremental Term Loans made pursuant to Section 2.2(b), shall not exceed $100,000,000. Each such request shall be in a minimum amount of at least $10,000,000 and increments of $5,000,000 in excess thereof. Each request shall be made in a written notice given to the Agent and the Revolving Lenders by the Company not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Revolving Loan Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Revolving Loan Commitment and the proposed effective date of such increase. In the event of such a Revolving Loan Commitment Increase Notice, each of the Revolving Lenders shall be given the opportunity to participate in the requested increase ratably in the proportions that their respective Revolving Loan Commitments bear to the Aggregate Revolving Loan Commitment under this Agreement. On or prior to the date that is fifteen (15) Business Days after receipt of the Revolving Loan Commitment Increase Notice, each Lender shall submit to the Agent a notice indicating the maximum amount by which it is willing to increase its Revolving Loan Commitment in connection with such Revolving Loan Commitment Increase Notice (any such notice to the Agent being herein a “Revolving Lender Increase Notice”). Any Revolving Lender which does not submit a Revolving Lender Increase Notice to the Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied any increase in its Revolving Loan Commitment. In the event that the increases of Revolving Loan Commitments set forth in the Revolving Lender Increase Notices exceed the amount requested by the Company in the Revolving Loan Commitment Increase Notice, the Agent and the Arranger for the Revolving Loan Facility shall have the right, with the consent of the Company, to allocate the amount of increases necessary to meet the Company’s Revolving Loan Commitment Increase Notice. In the event that the Revolving Lender Increase Notices are less than the amount requested by the Company, not later than three (3) Business Days prior to the proposed effective date the Company may notify the Agent of any financial institution that shall have agreed to become a “Revolving Lender” party hereto (a “Proposed New Revolving Lender”) in connection with the Revolving Loan Commitment Increase Notice. Any Proposed New Revolving Lender shall be subject to the consent of the Agent and JPMorgan in its capacity as LC Issuer (which consent shall not be unreasonably withheld or delayed). If the Company shall not have arranged any Proposed New Revolving Lender(s) to commit to the shortfall from the Revolving Lender Increase Notices, then the Company shall be deemed to have reduced the amount of its Revolving Loan Commitment Increase Notice to the aggregate amount set forth in the Revolving Lender Increase Notices. Based upon the Revolving Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Revolving Lender, if applicable, the Agent shall notify the Company and all of the Lenders (including the Term Loan Lenders) on or before the Business Day immediately prior to the proposed effective date of the amount of each Revolving Lender’s and Proposed New Revolving Lender’s Revolving Loan Commitment (the “Effective Revolving Commitment Amount”) and the amount of the Aggregate Revolving Loan Commitment, which amounts shall be effective on the following Business Day. Any increase in the Aggregate Revolving Loan Commitment shall be subject to the following conditions precedent: (I) as of the date of the Revolving Loan Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Revolving Loan Commitment all representations and warranties shall be true and correct in all material respects as though made on such date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date) and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (II) the Borrowers, the Agent, JPMorgan in its capacity as LC Issuer, and each Proposed New Revolving Lender or Revolving Lender that shall have agreed to provide a “Revolving Loan Commitment” in support of such increase in the Aggregate Revolving Loan Commitment shall have executed and delivered a Commitment and Acceptance, (III) counsel for the Borrowers and for the Guarantors shall have provided to the Agent supplemental opinions in form and substance reasonably satisfactory to the Agent and (IV) the Borrowers and each Proposed New Revolving Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Agent to the Company. No less than two (2) Business Days prior to the effective date of the increase of the Aggregate Revolving Loan Commitment, the Agent shall notify the Company of the amount of the fee to be charged by the Revolving Lenders, and the Company may, at least one (1) Business Day prior to such effective date, cancel its request for the commitment increase. If the commitment increase is cancelled pursuant to the immediately preceding sentence, the Company’s cancelled increase request shall not be counted towards the Company’s two increase requests permitted by the first sentence of this Section 2.5(c). Upon satisfaction of the conditions precedent to any increase in the Aggregate Revolving Loan Commitment, the Agent shall promptly advise the Company and each Lender (including the Term Loan Lenders) of the effective date of such increase. Upon the effective date of any increase in the Aggregate Revolving Loan Commitment that is supported by a Proposed New Revolving Lender, such Proposed New Revolving Lender shall be a party to this Agreement as a Revolving Lender and shall have the rights and obligations of a Revolving Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Revolving Lender to increase its Revolving Loan Commitment hereunder at any time.

(ii) For purposes of this clause (ii), (A) the term “Buying Lender(s)” shall mean (1) each Revolving Lender the Effective Revolving Commitment Amount of which is greater than its Revolving Loan Commitment prior to the effective date of any increase in the Aggregate Revolving Loan Commitment and (2) each Proposed New Revolving Lender that is allocated an Effective Revolving Commitment Amount in connection with any Revolving Loan Commitment Increase Notice and (B) the term “Selling Lender(s)” shall mean each Revolving Lender whose Revolving Loan Commitment is not being increased from that in effect prior to such increase in the Aggregate Revolving Loan Commitment. Effective on the effective date of any increase in the Aggregate Revolving Loan Commitment pursuant to clause (i) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to its outstanding Revolving Loans in the respective amounts and percentages necessary so that, from and after such sale, each such Selling Lender’s outstanding Revolving Loans shall equal such Selling Lender’s Revolving Loan Pro Rata Share (calculated based upon the Effective Revolving Commitment Amounts) of the outstanding Revolving Loans of each Borrower in each Agreed Currency. Effective on the effective date of the increase in the Aggregate Revolving Loan Commitment pursuant to clause (i) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Revolving Loans purchased hereby shall equal the respective amount of each Agreed Currency necessary so that, from and after such payments, each Buying Lender’s outstanding Revolving Loans shall equal such Buying Lender’s Revolving Loan Pro Rata Share (calculated based upon the Effective Revolving Commitment Amounts) of the outstanding Revolving Loans of each Borrower in each Agreed Currency. Such amounts shall be payable on the effective date of the increase in the Aggregate Revolving Loan Commitment by wire transfer of immediately available funds to the Agent. The Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Revolving Loans being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Revolving Loans, except for participations which will be extinguished upon payment to Selling Lender of an amount equal to the portion of the outstanding Revolving Loans being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Borrowers hereby agree to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Revolving Lender in connection with the sale and assignment of any Eurocurrency Loan hereunder on the terms and in the manner as set forth in Section 3.4.

2.6. Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $2,000,000 or the Approximate Equivalent Amount of any Agreed Currency other than Dollars (and in multiples of $1,000,000 or the Approximate Equivalent Amount of any Agreed Currency other than Dollars if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $250,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Floating Rate Advance of Revolving Loans may be in the amount of the Available Aggregate Revolving Loan Commitment. In addition, the Borrowers shall select Eurocurrency Interest Periods under Sections 2.9 and 2.10 so that no more than ten (10) Interest Periods shall be outstanding at any one time. The initial Revolving Loan from any Lender or Affiliate to each Dutch Borrower shall at all times be at least €50,000 (or its equivalent in another Agreed Currency).

2.7. Prepayments; Termination.

(a) Optional Principal Payments. The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $250,000 or any integral multiple of $250,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) with notice to the Agent by 10:00 a.m. (Chicago time) on the date of repayment. The Company may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $2,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurocurrency Advances upon three Business Days’ prior notice to the Agent.

(b) Mandatory Prepayments/Reductions in Aggregate Revolving Loan Commitment.

(i)	Generally. If at any time, other than solely as a result of currency rate fluctuations, (A) the Dollar Amount of the Aggregate Outstanding Revolving Credit Exposure exceeds the Aggregate Revolving Loan Commitment, (B) the aggregate Dollar Amount of all Eurocurrency Loans in Agreed Currencies other than Dollars exceeds the Maximum Foreign Currency Amount or (C) the aggregate Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers exceeds the Maximum Foreign Subsidiary Borrower Amount, the Borrowers, for the ratable benefit of the Revolving Lenders, shall immediately prepay Revolving Loans (to be applied to such Revolving Loans as the applicable Borrower shall direct at the time of such payment) in an aggregate amount such that after giving effect thereto (x) the Aggregate Outstanding Revolving Credit Exposure is less than or equal to the Aggregate Revolving Loan Commitment, (y) the aggregate Dollar Amount of all Eurocurrency Loans in Agreed Currencies other than Dollars is less than or equal to the Maximum Foreign Currency Amount, and (z) the aggregate Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers is less than or equal to the Maximum Foreign Subsidiary Borrower Amount.

(ii)

Currency Fluctuations. If at any time solely as a result of currency rate fluctuations (A) the Dollar Amount of the Aggregate Outstanding Revolving Credit Exposure exceeds 105% of the Aggregate Revolving Loan Commitment, (B) the aggregate Dollar Amount of all Eurocurrency Loans in Agreed Currencies other than Dollars exceeds 105% of the Maximum Foreign Currency Amount or (C) the aggregate Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers exceeds 105% of the Maximum Foreign Subsidiary Borrower Amount, the Borrowers, for the ratable benefit of the Revolving Lenders, shall within five (5) Business Days of such occurrence prepay Revolving Loans

(to be applied to such Revolving Loans as the applicable Borrower shall direct at the time of such payment) in an aggregate amount such that after giving effect thereto (x) the Aggregate Outstanding Revolving Credit Exposure is less than or equal to the Aggregate Revolving Loan Commitment, (y) the aggregate Dollar Amount of all Eurocurrency Loans in Agreed Currencies other than Dollars is less than or equal to the Maximum Foreign Currency Amount, and (z) the aggregate Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers is less than or equal to the Maximum Foreign Subsidiary Borrower Amount.

(iii)

Asset Sale. Not later than the third Business Day following receipt of any Net Cash Proceeds of any Asset Sale, the Borrowers shall prepay outstanding Loans in an amount equal to 100% of the Net Cash Proceeds received with respect thereto (subject to the provisions regarding application of prepayments set forth below), provided that no such prepayment shall be required hereunder unless, and only to that extent that, the aggregate Net Cash Proceeds of such Asset Sale exceed $1,000,000. Amounts to be applied pursuant to this Section 2.7(b)(iii) shall be applied first to the Term Loans (ratably to the Initial Term Loans and the Incremental Term Loans, in each case, in accordance with the principal amounts thereof), with such prepayment applied ratably to reduce all remaining outstanding installments thereof, second to Swing Line Loans, third to Revolving Loans that are Floating Rate Loans and fourth to Revolving Loans that are Eurocurrency Loans, in each case, together with accrued interest on the Loans being prepaid. All prepayments required by this Section 2.7(b)(iii) shall be subject to the payment of any funding indemnification amounts required by Section 3.4, but without penalty or premium. On each date on which a prepayment of Revolving Loans under this Section 2.7(b)(iii) is required, or would be required but for the fact that no Revolving Loans are then outstanding: (A) the Aggregate Revolving Loan Commitment shall be reduced, ratably among the Revolving Lenders, in an amount equal to the total amount of the required prepayment, regardless of whether sufficient Revolving Loans are outstanding for such amount to be applied as a prepayment; provided, that (1) no such reduction shall be required in connection with any Asset Sale permitted pursuant to clause (xiii) of Section 6.13 and (2) such reduction shall be required only to the extent the amount of such required prepayment, in the aggregate with all other required prepayments pursuant to this paragraph (iii) since the First Amendment Effective Date (other than required prepayments described in the foregoing clause (1)), exceeds $25,000,000, (B) if, after giving effect the reduction required pursuant to clause (A) above, the aggregate undrawn stated amount under all Facility LCs outstanding at such time exceeds the Aggregate Revolving Loan Commitment, the Company shall pay to the Agent an amount equal to such excess, which funds shall be held in the Facility LC Collateral Account for so long as such excess shall exist, subject to Section 8.1 in the event that a Default shall have occurred and be continuing; and (C) the Company shall deliver to the Agent a certificate signed by a Financial Officer setting forth in reasonable detail the calculation of the amount of such prepayment and/or reduction in Aggregate Revolving Loan Commitment. Notwithstanding the foregoing, so long as no Default has occurred and is then continuing and at the Company’s option, the Agent shall hold all prepayments pursuant to this clause (iii) to be applied to Eurocurrency Loans in escrow for the benefit of the Lenders and (x) the Agent shall release such amounts upon the earlier of (1) thirty days after the date of such prepayment (provided that the Borrowers shall make all payments under Section 3.4 resulting therefrom) and (2) expiration of the Interest Periods applicable to any such Eurocurrency Loans being prepaid, (y) interest shall continue to accrue on such Eurocurrency Loans until such time as such prepayments are released from escrow and applied to reduce such Eurocurrency Loans and (z) the aggregate outstanding principal balance of the Eurocurrency Loans to prepaid upon such release from escrow shall not be included in any calculation of Consolidated Indebtedness from and after the date such funds are placed in escrow; provided, however, that upon the occurrence and continuance of a Default, such escrowed amounts may be applied to Eurocurrency Loans without regard to the expiration of any Interest Period and the Borrowers shall make all payments under Section 3.4 resulting therefrom.

(iv)	Equity Issuance. In the event the Company or any Subsidiary receives any cash proceeds from the issuance or sale by the Company or any Subsidiary of any Equity Interests (other than issuances of Equity Interests to the Company or any Subsidiary), the Company shall, within three (3) Business Days after the Company’s or any Subsidiary’s receipt of such cash proceeds, prepay outstanding Term Loans in an aggregate amount equal to 100% of such cash proceeds (net of all reasonable fees and out-of-pocket expenses paid by the Company and its Subsidiaries to third parties (other than Affiliates) in connection therewith) until the outstanding Term Loans (and all accrued interest thereon) have been repaid in full. Amounts to be applied pursuant to this Section 2.7(b)(iv) shall be applied to the Term Loans (ratably to the Initial Term Loans and the Incremental Term Loans, in each case, in accordance with the principal amounts thereof), with such prepayment applied ratably to reduce all remaining outstanding installments thereof, together with accrued interest on the Term Loans being prepaid.

(c) Termination. Notwithstanding the termination of the Revolving Loan Commitments or the Term Loan Commitments hereunder or the occurrence of the Revolving Loan Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been indefeasibly and fully paid and satisfied in cash and all financing arrangements between the Borrowers and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.8. Method of Selecting Types and Interest Periods for New Advances; Funding of Advances. The applicable Borrower, or the Company on its behalf, shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period applicable thereto from time to time. The applicable Borrower, or the Company on its behalf, shall give the Agent irrevocable notice (a “Borrowing Notice”) by (x) e-mail, telephone or telecopy, if with respect to an Advance denominated in Dollars and (y) telecopy, if with respect to an Advance denominated in euros or Pounds Sterling, not later than (i) 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan), (ii) 10:00 a.m. (Chicago time) three Business Days before the

Borrowing Date for each Eurocurrency Advance denominated in Dollars and (iii) 10:00 a.m. (London time) three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying:

(i)	the applicable Borrower with respect to such Advance,

(ii)	the Borrowing Date, which shall be a Business Day, of such Advance,

(iii)	the aggregate amount of such Advance and whether such Advance consists of Revolving Loans or Term Loans,

(iv)	the Type of Advance selected,

(v)	in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto, and

(vi)	the location and number of the account of such Borrower to which funds are to be disbursed.

Promptly following receipt of a Borrowing Notice in accordance with this Section, the Agent shall advise each Revolving Lender of the details thereof and the amount of the Loan to be made by such Lender as part of the requested Advance.

Not later than noon (Chicago time) on each Borrowing Date, each applicable Lender shall make available its Loan or Loans in immediately available funds in the applicable Agreed Currency in Chicago to the Agent at its address specified pursuant to Article XIII, unless the Agent has notified the Lenders that such Loan is to be made available to the applicable Borrower at the Agent’s Eurocurrency Payment Office, in which case each Lender shall make available its Loan or Loans, in funds immediately available to the Agent at its Eurocurrency Payment Office, not later than 1:00 p.m. (local time in the city of the Agent’s Eurocurrency Payment Office) in the applicable Agreed Currency. The Agent will make the funds so received from the Lenders available to the applicable Borrower at the Agent’s aforesaid address.

Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of this Agreement (including, without limitation, Sections 3.1 through 3.6 and 9.6) shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.1, 2.2(c) or 2.7. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance (other than Eurocurrency Advances in Agreed Currencies other than Dollars) shall be automatically converted into a Floating Rate Advance unless (a) such Eurocurrency Advance is or was repaid in accordance with Section 2.1, 2.2(c) or 2.7 or (b) the applicable Borrower, or the Company on its behalf, shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Unless a Conversion/Continuation Notice shall have timely been given in accordance with the terms of this Section 2.9, Eurocurrency Advances in an Agreed Currency other than Dollars shall automatically continue as Eurocurrency Advances in the same Agreed Currency with an Interest Period of one (1) month. Subject to the terms of Section 2.6, the applicable Borrower, or the Company on its behalf, may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurocurrency Advance. The applicable Borrower, or the Company on its behalf, shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) by (x) e-mail, telephone or telecopy, if with respect to an Advance denominated in Dollars and (y) telecopy, if with respect to an Advance denominated in euros or Pounds Sterling, of each conversion of a Floating Rate Advance into a Eurocurrency Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Chicago time) at least (x) three Business Days prior to the date of the requested conversion or continuation of an Advance in Dollars and (y) four Business Days prior to the date of the requested continuation of a Eurocurrency Advance in an Agreed Currency other than Dollars, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued and whether such Advance consists of Revolving Loans or Term Loans, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.

Notwithstanding anything herein to the contrary, Eurocurrency Advances in an Agreed Currency may be converted and/or continued as Eurocurrency Advances only in the same Agreed Currency.

2.10. Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. Notwithstanding anything herein to the contrary, no Borrower may select an Interest Period that ends after the Revolving Loan Termination Date.

2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance denominated in Dollars may be made as, converted into or continued as a Eurocurrency Advance and no Advance denominated in an Agreed Currency other than Dollars may have an Interest Period longer than one (1) month. During the continuance of a Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, (iii) the LC Fee shall be increased by 2% per annum and (iv) any other amount due and payable hereunder (including interest and fees) shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee and other amounts set forth in clause (iii) and (iv) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent (i) at the Agent’s address specified pursuant to Article XIII in immediately available funds with respect to Advances or other Obligations denominated in Dollars and (ii) at the Agent’s Eurocurrency Payment Office in immediately available funds with respect to any Advance or other Obligations denominated in an Agreed Currency other than Dollars, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrowers, by noon (local time) on the date when due and shall (except (i) with respect to repayments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. Each Advance shall be repaid or prepaid in the Agreed Currency in which it was made in the amount borrowed and interest payable thereon shall also be paid in such Agreed Currency. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of each Borrower maintained with JPMorgan (or its Affiliates) for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder (it being understood and agreed that the Agent shall not charge the account of any Foreign Subsidiary Borrower for any payment of principal or interest on Loans made to the Company, or for fees incurred by the Company). Each reference to the Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Company to the LC Issuer pursuant to Section 2.19.6. Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that different types of such Agreed Currency (the “New Currency”) are introduced and the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall be made to the Agent in such amount and such type of the New Currency or Dollars as shall be equivalent to the amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the applicable Borrower take all risks of the imposition of any such currency control or exchange regulations. In addition, notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, any Borrower is not able to make payment to the Agent for the account of the Lenders in the type of currency in which such Advance was made because of the imposition of any such currency control or exchange regulation, then such Advance shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance.

2.13. Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Agreed Currency and Interest Period (if any) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Agent hereunder from the Borrowers and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence (absent manifest error) of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit E-1, with appropriate changes for notes evidencing Swing Line Loans, or representing its Term Loans substantially in the form of Exhibit E-2 (each a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender in a form supplied by the Agent. Thereafter, the Loans evidenced by any such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14. Telephonic Notices. To the extent specified in Sections 2.8 and 2.9, each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. Each Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by a Financial Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on all Floating Rate Loans shall be calculated for actual days elapsed (including the first day but excluding the last day) on the basis of a year of 365 or, when appropriate, 366 days. All interest accrued on Eurocurrency Loans and all fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed with respect to Loans denominated in Pounds Sterling shall be computed on a basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall be payable for the day an Advance or Swing Line Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance, Swing Line Loan, fees or other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest and fees in connection with such payment.

2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. The Agent will also provide notices to the Lenders as and when required by Sections 2.2(b) and 2.5(c).

2.17. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18. Non-Receipt of Funds by the Agent. Unless a Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.19. Facility LCs.

2.19.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit in Dollars (each, together with the Existing Letters of Credit deemed issued hereunder pursuant to Section 2.19.13, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Closing Date and prior to the Revolving Loan Termination Date upon the request of the Company; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $60,000,000 and (ii) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Loan Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Revolving Loan Termination Date and (y) one year after its issuance (or, in the case of any renewal or extension thereof, one year after such renewal or extension).

2.19.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Revolving Loan Pro Rata Share.

2.19.3. Notice. Subject to Section 2.19.1, the Company shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of each Revolving Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Company shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.19.4. LC Fees. The Company shall pay to the Agent, for the account of the Revolving Lenders ratably in accordance with their respective Revolving Loan Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurocurrency Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date (the “LC Fee”). The Company shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee equal to 0.125% of the stated amount available for drawing under such Facility LC (or such other amount as the Company and the LC Issuer shall agree) and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.19.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Company and each other Revolving Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Company and each Revolving Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Revolving Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Revolving Lender’s Revolving Loan Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Company pursuant to Section 2.19.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Revolving Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Revolving Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.19.6. Reimbursement by Company. The Company shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Company nor any Revolving Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Company or such Revolving Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Company shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% per annum plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Revolving Lender ratably in accordance with its Revolving Loan Pro Rata Share all amounts received by it from the Company for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Revolving Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Company may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.19.7. Obligations Absolute. The Company’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Company further agrees with the

LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Company’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Company, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Company or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Company agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Company and shall not put the LC Issuer or any Lender under any liability to the Company. Nothing in this Section 2.19.7 is intended to limit the right of the Company to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.

2.19.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Revolving Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Revolving Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Revolving Lenders and any future holders of a participation in any Facility LC.

2.19.9. Indemnification. The Company hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, out-of-pocket costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, out-of-pocket costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Company may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary”

included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Company shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Company under any other provision of this Agreement.

2.19.10. Lenders’ Indemnification. Each Revolving Lender shall, ratably in accordance with its Revolving Loan Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

2.19.11. Facility LC Collateral Account. The Company agrees that it will, upon the request of the Agent or the Required Revolving Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Revolving Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article XIII, in the name of the Company but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which the Company shall have no interest other than as set forth in Section 2.7(b) or 8.1. The Company hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Company’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding 30 days. Nothing in this Section 2.19.11 shall either obligate the Agent to require the Company to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 2.7(b) or 8.1.

2.19.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.19.13. Transitional Letter of Credit Provisions. From and after the Closing Date, the letters of credit described on Schedule 2.19.13 (the “Existing Letters of Credit”) shall be deemed to constitute Facility LCs issued pursuant to Section 2.19.1 in which the Lenders participate pursuant to Section 2.19.2. Fees shall accrue in respect of the Existing Letters of Credit as provided in Section 2.19.4 beginning as of the Closing Date.

2.20. Replacement of Lender. If a Borrower is required pursuant to Section 3.1, 3.2, 3.5 or 3.6 to make any additional or increased payment to any Lender, if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 3.3 or if any Lender becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Company may elect, if such amounts continue to be charged, such suspension is still effective or such Lender remains a Defaulting Lender, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company, the Agent and (if such Affected Lender is a Revolving Lender) JPMorgan in its capacity as LC Issuer shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrowers shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.5 and 3.6, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.5(a);

(b) the Revolving Loan Commitment and Outstanding Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Revolving Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Swing Line Loans shall be outstanding or any LC Obligations shall exist at the time a Lender becomes a Defaulting Lender then:

(i)	the Company shall within one Business Day following notice by the Agent (x) first, prepay such outstanding Swing Line Loans and (y) second, cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 8.1 for so long as such LC Exposure is outstanding;

(ii)	if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (i) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.19.4 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; and

(iii)	if any Defaulting Lender’s LC Exposure is not cash collateralized pursuant to clause (i) above, then, without prejudice to any rights or remedies of the LC Issuer or any Lender hereunder, all letter of credit fees payable under Section 2.19.4 with respect to such Defaulting Lender’s LC Exposure shall be payable to the LC Issuer until such LC Exposure is cash collateralized;

(d) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue or Modify any Facility LC, unless it is satisfied that the related exposure will be 100% covered by cash collateral provided by the Company in accordance with Section 2.21(c); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.2 but excluding Section 2.20) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the LC Issuer or Swing Line Lender hereunder, (iii) third, to the funding of any Revolving Loan or the funding or cash collateralization of any participating interest in any Swing Line Loan or Facility LC in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (iv) fourth, if so determined by the Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Company or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Company or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of draws under Facility LCs with respect to which the LC Issuer has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Revolving Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

In the event that the Agent, the Company, the LC Issuer and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold the Revolving Loans in each Agreed Currency of each Borrower in accordance with its Revolving Loan Pro Rata Share. For purposes of this Section 2.21, (x) “Swing Line Exposure” shall mean, with respect to any Defaulting Lender at any time, such Defaulting Lender’s Revolving Loan Pro Rata Share of the aggregate principal amount of all Swing Line Loans outstanding at such time and (y) “LC Exposure” shall mean, with respect to any Defaulting Lender at any time, such Defaulting Lender’s Revolving Loan Pro Rata Share of the LC Obligations at such time.

Nothing contained in the foregoing shall be deemed to constitute a waiver by any Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.

2.22. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of the applicable Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, such Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the applicable Borrower.

2.23. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the applicable Borrower, the Agent or the Required Revolving Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the applicable Borrower, then the Agent shall forthwith give notice thereof to such Borrower and the Revolving Lenders or such Borrower shall give notice thereof to the Revolving Lenders, as the case may be, and such Eurocurrency Loans shall not be denominated in such currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice, as Floating Rate Loans, unless the applicable Borrower notifies the Agent at least one Business Day before such date that (a) it elects not to borrow on such date or (b) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Eurocurrency Loans would in the opinion of the Agent and the Required Revolving Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice.

2.24. Foreign Subsidiary Borrowers. The Company may, at any time on or prior to May 8, 2009 (or such later date as the Agent shall agree in its sole discretion), add as a party to this Agreement not more than two UK Subsidiaries and not more than two Dutch Subsidiaries as “Foreign Subsidiary Borrowers” hereunder by (a) the execution and delivery to the Agent of a duly completed Assumption Letter by such Subsidiary, with the written consent of each other Borrower, (b) the execution and delivery to the Agent of such documents, instruments, opinions and certificates as shall be required in order to permit the Borrowers to be in compliance with Section 16.2 in connection with the joinder of such Foreign Subsidiary Borrower hereto and (c) the execution and delivery to the Agent of such documents, notices, instruments, opinions, documents of title and certificates as shall be required in order to permit the Borrowers to be in compliance with Section 6.21(d) after giving effect to the joinder of such Foreign Subsidiary Borrower hereto. Upon such execution, delivery and consent, such Subsidiary shall for all purposes be a party hereto as a Foreign Subsidiary Borrower as fully as if it had executed and delivered this Agreement.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes (including UK Tax), or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurocurrency Loans, Facility LCs or participations therein, or

(ii)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

(iii)	imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurocurrency Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurocurrency Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurocurrency Loans, Revolving Loan Commitment or Term Loan Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurocurrency Loans, Revolving Loan Commitment or Term Loan Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrowers shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change (as defined below), then, within 15 days of demand by such Lender or the LC Issuer, the applicable Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Revolving Credit Exposure, its Term Loans or Revolving Loan Commitment or Term Loan Commitment or its commitment to issue Facility LCs as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3. Availability of Types of Advances. If (a) any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, (b) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Base Rate or Eurocurrency Base Rate, as applicable, for any Eurocurrency Advance for any Interest Period or (c) the Required Lenders determine that the Adjusted Eurocurrency Base Rate or the Eurocurrency Base Rate, as applicable, for any Eurocurrency Advance for any Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Advance for such Interest Period, then the Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurocurrency Advance, on the date specified by the applicable Borrower for any reason other than default by the Lenders, or a Eurocurrency Advance is not prepaid on the date specified by such Borrower for any reason, such Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

3.5. Taxes.

3.5.1. All payments by the Borrowers to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

3.5.2. In addition, each Borrower hereby agrees to pay any present or future stamp or documentary taxes related to such Borrower and any other excise or property taxes, charges or similar levies related to such Borrower which arise from any payment hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

3.5.3. Each Borrower hereby agrees to indemnify the Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) related to such Borrower paid by the Agent, the LC Issuer or such Lender as a result of its Revolving Loan Commitment, its Term Loan Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

3.5.4. Each Lender agrees that it will, not more than ten Business Days after the date of this Agreement and at such other times prescribed by applicable law, deliver to each Borrower (with a copy to the Agent) such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will demonstrate that such Lender is entitled to an exemption from withholding tax under the law of the jurisdiction in which such Borrower is located or a treaty to which such jurisdiction is a party and will permit payments by such Borrower hereunder to be made without withholding. Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States of America, any Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Company and the Agent (x) renewals or additional copies of such IRS form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent IRS forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Agent. All documentation, forms or amendments described in the first or second sentence of this Section 3.5.4 shall certify or otherwise demonstrate that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any income taxes in the applicable jurisdiction, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such documentation inapplicable or which would prevent such Lender from duly completing and delivering any such documentation or amendment with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of income tax in such jurisdiction. Each Lender shall promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption from withholding of income tax in any such jurisdiction.

3.5.5. For any period during which a Lender has failed to provide a Borrower with appropriate documentation pursuant to Section 3.5.4 (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which such documentation originally was required to be provided or, in the case of a Lender that became a party to this Agreement pursuant to an assignment, the assigning Lender was entitled, at the time of the assignment, to receive additional amounts with respect to such withholding tax pursuant to this Section 3.5), such Lender shall not be entitled to indemnification under this Section 3.5 by such Borrower with respect to Taxes imposed by the jurisdiction in which such Borrower is located provided that, should a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under Section 3.5.4, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

3.5.6. If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate documentation was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5.6 shall survive the payment of the Obligations and termination of this Agreement.

3.6. UK Tax.

(a) Definitions:

“Protected Party” means a Lender, the LC Issuer or the Agent which is or will be subject to any liability or required to make any payment for or on account of UK Tax, in relation to a sum received or receivable (or any sum deemed for the purposes of UK Tax to be received or receivable) under a Loan Document.

“Qualifying Lender” means:

(i)	a Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(A)	a Lender:

(I)	which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance under a Loan Document; or

(II)	in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(I)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(II)	a partnership each member of which is:

1)	a company resident in the United Kingdom; or

2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Income and Corporation Taxes Act 1988) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Income and Corporation Taxes Act 1988; or

(III)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Income and Corporation Taxes Act 1988).

(C)	a Treaty Lender; or

(ii)	a building society (as defined for the purpose of section 880 of the Income Tax Act 2007) making an advance under a Loan Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any UK Tax.

“Tax Deduction” means a deduction or withholding for or on account of UK Tax from a payment under a Loan Document.

“Tax Payment” means either an increased payment made by a Borrower to a Lender under 3.6(e) (Tax gross-up) or a payment under 3.6(j) (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

(b)	Unless a contrary indication appears, in this Section 3.6 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

(c)	Each Borrower shall make all payments to be made by it under a Loan Document without any Tax Deduction, unless a Tax Deduction is required by law.

(d)	Each Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify that Borrower.

(e)	If a Tax Deduction is required by law to be made by a Borrower under a Loan Document, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(f)

A Borrower is not required to make an increased payment to a Lender under paragraph (e) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or any published practice or concession of any relevant taxing authority; or

(i)	(A) the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender;

(B) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act 2007 (as that provision has effect on the date on which the relevant Lender became a party hereto) which relates to that payment and that Lender has received from such Borrower or the Company a certified copy of that Direction; and

(C) the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

(ii)	the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (i) below.

(g)	If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(h)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Lender entitled to the payment evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(i)	A Treaty Lender and each Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower to obtain authorization to make that payment without a Tax Deduction.

(j)	Each Borrower shall (within 3 Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of UK Tax by that Protected Party in respect of a Loan Document.

(k)	Paragraph (j) above shall not apply with respect to any UK Tax assessed on a Protected Party:

(A)	under the law of the jurisdiction in which that Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Protected Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Protected Party’s facility office is located in respect of amounts received or receivable in that jurisdiction,

if that UK Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party.

(l)	Furthermore, paragraph (j) above shall not apply to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under paragraphs (c) to (h) above; or

(B)	would have been compensated for by an increased payment under paragraphs (c) to (h) above but was not so compensated solely because one of the exclusions in paragraph (f) applied.

(m)	A Protected Party making, or intending to make a claim under paragraph (j) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(n)	A Protected Party shall, on receiving a payment from a Borrower under paragraph (j), notify the Agent.

(o)	If a Borrower makes a Tax Payment and the relevant Lender determines that:

(A)	a Tax Credit is attributable to that Tax Payment; and

(B)	that Lender has obtained, utilized and retained that Tax Credit,

the relevant Lender shall pay an amount to the Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.

(p)	Each Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar UK Taxes payable in respect of any Loan Document (excluding, for the avoidance of doubt, any such UK Tax arising in connection with an assignment or transfer by that Lender of its rights under any Loan Document).

(q)	All amounts set out, or expressed to be payable under a Loan Document by any party to a Lender which (in whole or part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (r) below, if VAT is chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(r)	Where a Loan Document requires any party to reimburse a Lender for any costs or expenses, that party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

3.7. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2, 3.5 and 3.6 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the applicable Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4, 3.5 or 3.6. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on such Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the applicable Borrower of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4, 3.5 and 3.6 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Effectiveness of Agreement and Initial Credit Extension. Notwithstanding the execution and delivery of this Agreement on the Closing Date, this Agreement shall not become effective, the Existing Credit Agreement shall not be superseded as provided in Article XVII, no commitment to make Credit Extensions shall arise and no Lender shall be required to make the initial Credit Extension hereunder unless, on or before November 10, 2008, (a) the Company has furnished to the Agent with sufficient copies for the Lenders:

(i)	Copies of the articles or certificate of incorporation (or comparable constituent document) of each Loan Party, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation or organization, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Agent or any Lender to verify the identity of any Loan Party as required by Section 326 of the USA Patriot Act.

(ii)	Copies, certified by the Secretary or Assistant Secretary of each Loan Party, of its by-laws (or comparable governing document) and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Loan Party is a party.

(iii)	An incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party, which shall identify by name and title and bear the signatures of the Financial Officers of the Company and any other officers of any Loan Party authorized to sign the Loan Documents to which such Loan Party is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Loan Party.

(iv)	A certificate, signed by a Financial Officer of the Company, stating that on the Closing Date (A) the representations and warranties contained in Article V are true and correct and (B) no Default or Unmatured Default has occurred and is continuing.

(v)	A written opinion of the Loan Parties’ U.S. counsel, addressed to the Agent and the Lenders in substantially the form of Exhibit A.

(vi)	Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(vii)	Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by a Financial Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

(viii)	Audited consolidated financial statements of the Company for the fiscal years ended August 31, 2008 and August 31, 2007 (such financial statements, collectively, the “Historical Financial Statements”).

(ix)	Satisfactory financial statement projections through and including the fiscal year ended August 31, 2013, together with such additional financial information as the Agent shall reasonably request (including, without limitation, a summary of the assumptions used in preparing such projections).

(x)	An opening compliance certificate in substantially the form of Exhibit B signed by a Financial Officer of the Company showing the calculations necessary to determine compliance with the covenants contained in Section 6.19 and 6.21 of this Agreement, which calculations shall be prepared in a manner acceptable to the Agent and the Lenders (the “Opening Pro Forma Compliance Certificate”).

(xi)	The Domestic Subsidiary Guaranty, the Pledge Agreements (including all supporting documentation including, certificated securities, transfer powers and legal opinions, if any, required to be delivered in connection therewith) and the other documents listed on the List of Closing Documents attached hereto as Schedule 4.1 and not otherwise listed above.

(xii)	Schedules and Exhibits to this Agreement in form and substance satisfactory to the Lenders.

(xiii)	Such other documents as any Lender or its counsel may have reasonably requested.

(xiv)	If the initial Credit Extension will be the issuance of a Facility LC (other than the deemed issuance of any Existing Letters of Credit), a properly completed Facility LC Application.

(b) The Borrower has paid to the Agent and the Arrangers the fees agreed to in the letter agreements described in Section 10.13 then due and owing and all reasonable out-of-pocket expenses for which invoices have been presented.

4.2. Initial Advance to each Additional Foreign Subsidiary Borrower. The Lenders shall not be required to make a Revolving Loan hereunder to or with respect to any Foreign Subsidiary Borrower which may become a party hereto after the Closing Date, unless:

(a) the Company or such Foreign Subsidiary Borrower has furnished or caused to be furnished to the Agent with sufficient copies for the Lenders, in each case, in form and substance reasonably satisfactory to the Agent:

(i)	The Assumption Letter executed and delivered by such Foreign Subsidiary Borrower and containing the written consent of each other Borrower, as contemplated by Section 2.24.

(ii)	Copies, certified by the Company Secretary, Assistant Secretary, managing director(s) or other authorized representative of such Foreign Subsidiary Borrower, if applicable, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) approving the terms of the entry into and the transactions contemplated by the Assumption Letter and the other Loan Documents to which such Foreign Subsidiary Borrower is a party, authorizing the execution of the incumbency certificate and approving the individuals set out therein to execute all other documents, certificates and notices in connection with the transaction and the Loan Documents on its behalf.

(iii)	Copies, certified by the Company Secretary, Assistant Secretary, managing director(s) or other authorized representative of the constitutional documents of such Foreign Subsidiary Borrower.

(iv)	An incumbency certificate, executed by the Secretary, Assistant Secretary, managing director(s) or other authorized representative of such Foreign Subsidiary Borrower, which shall identify by name and title and bear the signature of the officers, proxyholder or managing director(s) of such Foreign Subsidiary Borrower authorized to sign the Assumption Letter and the other Loan Documents to which such Foreign Subsidiary is a party, and all other documents and notices to be signed or dispatched by it under or in connection with this Agreement or the other Loan Documents, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company.

(v)	(A) A written opinion of counsel to such Foreign Subsidiary Borrower, with respect to the laws of its jurisdiction of organization, addressed to the Agent and the Lenders and (B) a written opinion of U.S. counsel to the Company and such Foreign Subsidiary Borrower, addressed to the Agent and the Lenders.

(vi)	Promissory notes payable to each of the Lenders requesting promissory notes pursuant to Section 2.13(d) hereof.

(vii)	All documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (if applicable).

(viii)	In the case of a Dutch Subsidiary, the Agent shall have received from such Dutch Subsidiary (A) an original up-to-date extract from the Chamber of Commerce Trade Register and (B) a confirmation by an authorized signatory of such Dutch Subsidiary that there is no works council with jurisdiction over the transactions as envisaged by any Loan Document, or, if a works council is established, a confirmation that all consultation obligations in respect of such works council have been complied with and that positive unconditional advice has been obtained, attaching a copy of the works council’s advice on the transactions as envisaged by the Loan Documents and a copy of the request for such advice.

(ix)	In the case of a UK Subsidiary, a valid direction from Her Majesty’s Revenue and Customs authorizing such Subsidiary to make interest payments hereunder to any Lender which is:

(A)	a Treaty Lender (as defined in Section 3.6(a)) with no withholding or deduction for or on account of UK Tax; or

(B)	a resident of a jurisdiction having a double taxation agreement with the United Kingdom that makes provision for relief by way of reduction of (rather than exemption from) tax imposed by the United Kingdom on interest and which does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, with the minimum withholding or deduction for or on account of UK Tax resulting from the application of such relief.

(x)	Such other notices, instruments, documents, opinions, documents of title and certificates as any Lender or its counsel may have reasonably requested.

(b) the Company has, and has caused each applicable Subsidiary to, deliver all such documents, notices, instruments, opinions, documents of title and certificates as shall be required in order to permit the Borrowers to be in compliance with Section 6.21(d) after giving effect to the joinder of such Foreign Subsidiary Borrower hereto.

4.3. Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.4.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)	No Default or Unmatured Default exists or would exist immediately after giving effect to such Credit Extension.

(ii)	The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)	All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, or request for issuance or Modification of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.3(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower (as to itself and its Subsidiaries) represents and warrants to the Lenders that:

5.1. Existence and Standing. Each of the Company and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in all material respects in each jurisdiction in which its business is conducted, except for any failure (other than by any Loan Party or any Material Foreign Subsidiary) to be in compliance with the foregoing that could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

5.2. Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or, in the case of any Foreign Subsidiary Borrower, by any general principles of law limiting its obligations which are specifically referred to on any legal opinion delivered pursuant to Section 4.2.

5.3. No Conflict; Government Consent. Neither the execution and delivery by each Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or (ii) the Company’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound (including, without limitation, the Senior Note Indenture, the Senior Notes and the Convertible Note Indenture), or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any of its Subsidiaries, is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrowers of the Secured Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. (a) The Historical Financial Statements of the Company and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended.

(b) All pro forma financial statements or any projections furnished by or on behalf of the Company or any Subsidiary to the Agent or any Lender in connection with the negotiation of, or compliance with, the Loan Documents (including, without limitation, the financial statements that serve as the basis for the computations in the Opening Pro Forma Compliance Certificate), were prepared in good faith based upon reasonable assumptions at the time of preparation.

5.5. Material Adverse Change. Since August 31, 2008, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The Company and its Subsidiaries have filed all material United States federal tax returns and all other material tax returns which are required to be filed and have paid all material taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. The United States income tax returns of the Company and its Subsidiaries (other than Persons who became Subsidiaries of the Company after August 31, 2003) through the fiscal year ended August 31, 2003, are closed for audit by the Internal Revenue Service. No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions or any other transactions contemplated by the Loan Documents. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.7, the Company and its Subsidiaries have no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Company as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. Schedule 1.2 contains an accurate list of all of the Company’s Material Domestic Subsidiaries and their respective jurisdictions of organization as of the Closing Date. Schedule 1.3 contains an accurate list of all of the Company’s Material Foreign Subsidiaries and their respective jurisdictions of organization as of the Closing Date. As of the Closing Date, (i) the aggregate assets of the Company, the Material Domestic Subsidiaries listed on Schedule 1.2 and the Material Foreign Subsidiaries listed on Schedule 1.3 (in the case of such Material Foreign Subsidiaries, on a consolidated basis with their respective Subsidiaries) represent 75% or more of the Consolidated Assets of the Company and its Subsidiaries and (ii) such entities on an aggregate basis are responsible for 75% or more of the Consolidated Operating Income of the Company and its Subsidiaries.

5.9. Employee Benefit Plans. (a) The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $25,000,000, and no Single Employer Plan has any Unfunded Liabilities for which a minimum funding waiver request under Section 412 of the Code or Section 302 of ERISA has been filed or is reasonably anticipated to be filed. Neither the Company nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $20,000,000 in the aggregate. Each Single Employer Plan complies with all applicable requirements of law and regulations, except for any failure to comply that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; no Reportable Event has occurred with respect to any Plan that, together with all other Reportable Events that have occurred and are continuing, could reasonably be expected to result in liability to the Company and its Subsidiaries in an aggregate amount in excess of $20,000,000; neither the Company nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or Multiple Employer Plan or initiated steps to do so; and no steps have been taken to reorganize any Multiemployer Plan or terminate any Plan under Section 4041(c) or 4042 of ERISA.

(b) Each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Company, its Affiliates or any of its directors, officers, employees or agents has engaged in a transaction that has subjected, or could reasonably be expected to subject, the Company or any of the Subsidiaries, directly or indirectly, to a tax or civil penalty that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities, with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Company or any of its Affiliates with respect to any Foreign Pension Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.10. Accuracy of Information. No information, exhibit or report furnished by any Borrower or any of their respective Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect.

5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder, and none of the Pledged Collateral is margin stock.

5.12. Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction the compliance with which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.13. Compliance With Laws. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect. Furthermore, to the extent that any Dutch Borrower would qualify as a credit institution (kredietinstelling) under the Dutch Financial Supervision Act, it is in compliance therewith.

5.14. Ownership of Properties. On the Closing Date, the Company and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Company’s most recent consolidated financial statements provided to the Agent as owned by the Company and its Subsidiaries, except as sold or otherwise disposed of in the ordinary course of business, other than defects in title that do not in the aggregate materially detract from the value of the property or assets of the Company and the Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and the Subsidiaries, taken as a whole.

5.15. Insurance. Schedule 5.15 sets forth a true, complete and correct description of all material insurance maintained by the Company or by the Company for its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. The Company and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice and have adequate reserves for all deductibles and self-insurance programs.

5.16. Environmental Matters. In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company due to Environmental Laws. On the basis of this consideration, the Company has concluded that compliance with applicable Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17. Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18. [Reserved]

5.19. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid perfected Liens on all the Collateral in favor of the Agent to the extent required under the Collateral Documents, for the benefit of the Holders of Secured Obligations, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral to the extent required under the Collateral Documents, except in the case of (a) Liens permitted under Section 6.15, to the extent any such Lien would have priority over the Liens in favor of the Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) or control to the extent the Agent has not obtained or does not maintain possession or control of such Collateral.

5.20. [Reserved]

5.21. Solvency. Both before and after giving effect to (a) the initial Credit Extensions to be made or incurred on the Closing Date or such other date as Loans and Facility LCs requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrowers and (c) the payment and accrual of all fees, costs and expenses in connection with the foregoing, each Loan Party is and will be Solvent.

5.22. No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing.

5.23. Special Representations and Warranties of each Foreign Subsidiary Borrower. Each Foreign Subsidiary Borrower represents and warrants to the Lenders as provided in this Section 5.23 that:

5.23.1. Filing. To ensure the enforceability or admissibility in evidence of this Agreement and any Notes requested to be issued hereunder by any Foreign Subsidiary Borrower in its jurisdiction of organization (hereinafter referred to as its “Home Country”), it is not necessary that this Agreement or any such Notes or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid to or in respect of this Agreement or any such Notes of such Foreign Subsidiary Borrower. To the knowledge of such Foreign Subsidiary Borrower, the qualification by any Lender or the Agent for admission to do business under the laws of its Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Agent of any right, privilege, or remedy afforded to any Lender or the Agent in connection with the Loan Documents to which such Foreign Subsidiary Borrower is a party or the enforcement of any such right, privilege, or remedy against such Foreign Subsidiary Borrower. The performance by any Lender or the Agent of any action required or permitted under the Loan Documents will not (i) to the knowledge of such Foreign Subsidiary Borrower, violate any law or regulation of such Foreign Subsidiary Borrower’s Home Country or any political subdivision thereof, (ii) to the knowledge of such Foreign Subsidiary Borrower, result in any tax (other than any withholding tax for which the Company has provided an indemnity in accordance with the proviso set forth below) or other monetary liability to such party pursuant to the laws of such Foreign Subsidiary Borrower’s Home Country or political subdivision or taxing authority thereof or otherwise (provided that, should any such action result in any such tax or other monetary liability to the Lender or the Agent, the Company hereby agrees to indemnify such Lender or the Agent, as the case may be, against (x) any such tax or other monetary liability and (y) any increase in any tax or other monetary liability which results from such action by such Lender or the Agent and, to the extent the Company makes such indemnification, the incurrence of such liability by the Agent or any Lender will not constitute a Default) or (iii) violate any rule or regulation of any federation or organization or similar entity applicable to such Foreign Subsidiary Borrower of which such Foreign Subsidiary Borrower’s Home Country is a member.

5.23.2. No Immunity. Neither such Foreign Subsidiary Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process. Such Foreign Subsidiary Borrower’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Agent (for further distribution to each Lender):

(i)	Within 90 days after the end of each fiscal year, its consolidated and consolidating balance sheet and related statements of income and cash flows showing the financial condition of the Company and the Subsidiaries as of the close of such fiscal year and the results of the operations of the Company and the Subsidiaries during such year, all in reasonable detail, setting forth in each case in comparative form (a) the corresponding statements for the preceding fiscal year and (b) the budget corresponding to such period previously provided pursuant to Section 6.1(iii). Any such consolidated financial statements shall have been audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, and shall be accompanied by (x) an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, (y) any management letter prepared by such accountants and (z) at the reasonable request of the Agent, a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(ii)	Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated and consolidating balance sheet and related statements of income and cash flows showing the financial condition of the Company and the Subsidiaries as of the close of such fiscal quarter and the results of the operations of the Company and the Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all in reasonable detail and certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of each of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, setting forth in each case in comparative form the corresponding statements for the corresponding period in the preceding fiscal year.

(iii)	No later than 75 days following the first day of each fiscal year of the Company, a budget in form reasonably satisfactory to the Agent (including budgeted statements of income by each of the Company’s business segments and consolidated as to sources and uses of cash and balance sheets) prepared by the Company for each of the four quarters of such fiscal year prepared in the same level of detail as prepared for and delivered to the Company’s board of directors, in each case, of the Company and the Subsidiaries, accompanied by the statement of a Financial Officer of the Company to the effect that the budget is a reasonable estimate for the period covered thereby.

(iv)	Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by one of its Financial Officers showing the calculations necessary to determine compliance with the covenants contained in Section 6.19 and 6.21 of this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(v)	As soon as possible and in any event within 10 days after the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by a Financial Officer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

(vi)	Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished. So long as the Company is a public company for reporting purposes under the Exchange Act, compliance with clause (vii) below shall be deemed to be in compliance with this clause (vi).

(vii)	Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Company or any of its Subsidiaries files with the Securities and Exchange Commission.

(viii)	If requested by the Agent, together with the financial statements required under Section 6.1(i), a certificate of good standing for the Company and (to the extent such concept applies to such entity) each other Person which has pledged collateral in support of the Secured Obligations from the appropriate governmental officer in its jurisdiction of incorporation or organization.

(ix)	Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Company with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.

6.2. Use of Proceeds. Each Borrower will, and will cause each Subsidiary to, use the proceeds of each of the Credit Extensions for general corporate purposes, including, without limitation, liquidity support for commercial paper, for Permitted Acquisitions, to refinance certain existing indebtedness and for working capital purposes. Each Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.3. Notice of Default. The Company will, and will cause each Subsidiary to, give prompt notice in writing to the Agent (for further distribution to each Lender) of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner as it is presently conducted and in (and only in) lines of business reasonably related to industrial manufacturing and distribution (including the rental of industrial equipment and the provision of services related to industrial equipment) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in all material respects in each jurisdiction in which its business is conducted, in each case, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5. Taxes. The Company will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6. Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Company will furnish to any Lender upon reasonable request certificates of insurance as to the insurance carried. The Company shall deliver to the Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Company’s and Guarantors’ tangible personal property and assets and business interruption insurance policies naming the Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Agent an additional insured. In the event the Company or any of its Subsidiaries at any time or times after the First Amendment Effective Date shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Company will furnish to the Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

6.7. Compliance with Laws. The Company will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect and/or result in the creation of any Lien not permitted by Section 6.15.

6.8. Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times in all material respects.

6.9. Books and Records; Inspection. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.

6.10. Dividends. The Company will not, nor will it permit any Subsidiary to, declare or pay any Dividends, except that:

(i)	(a) Any Wholly-Owned Subsidiary of the Company may pay Dividends to the Company or any Wholly-Owned Subsidiary of the Company and (b) any Subsidiary that is not a Wholly-Owned Subsidiary may pay Dividends to its shareholders generally so long as the Company or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary).

(ii)

So long as there shall exist no Default or Unmatured Default (both before and after giving effect to the payment thereof), the Company may repurchase outstanding shares of its common stock (or options to purchase such common stock) following the death, disability, retirement or termination of employment of employees, officers or directors of the Company or any of its Subsidiaries; provided that (a) all amounts used to effect such repurchases are obtained by the Company from a substantially concurrent issuance of its common stock (or options to purchase such common stock) to other employees, members of management, executive officers or directors of the Company or any of its Subsidiaries or (b) to the extent the proceeds used to effect any repurchase are not obtained as described in preceding clause (a), the aggregate amount of Dividends paid by the Company pursuant to this Section 6.10(ii) (exclusive of amounts paid as described pursuant to preceding clause (a)) shall not exceed $1,000,000 in any fiscal year of the Company; provided that, in the event that the maximum amount which is permitted to be expended in respect of Dividends during any fiscal year pursuant to this clause (b) is not fully expended during such fiscal year, the maximum amount which may be expended during the immediately succeeding fiscal year pursuant to this clause (b) shall be increased by such unutilized amount.

(iii)	So long as there shall exist no Default or Unmatured Default (both before and after giving effect to the payment thereof), the Company may repurchase outstanding shares of its common stock or equivalents thereof or rights to purchase any of the foregoing issued in connection with the Company’s directors compensation plan; provided that the aggregate amount of shares repurchased paid by the Company pursuant to this Section 6.10(iii) (exclusive of amounts paid as described pursuant to Section 6.10(ii)) shall not exceed $750,000 in any fiscal year and shall not exceed a maximum of $1,750,000 for all such repurchases made on or after the Closing Date.

(iv)	So long as there shall exist no Default or Unmatured Default (both before and after giving effect to the declaration and payment thereof), the Company may pay Dividends with respect to its outstanding common stock, provided that (i) no Dividend shall be declared or paid during any fiscal year unless the Senior Leverage Ratio, determined as of the end of the immediately preceding fiscal year, was less than 2.50 to 1, and (ii) the aggregate amount of the Dividends declared or paid pursuant to this Section 6.10(iv) and Section 6.10(v) during any fiscal year shall not exceed 25% of the positive Consolidated Net Income of the Company and its Subsidiaries for the immediately preceding fiscal year.

(v)	So long as there shall exist no Default or Unmatured Default (both before and after giving effect to the declaration and payment thereof), the Company may declare and pay a one-time Dividend with respect to its outstanding common stock in a maximum amount of $0.04 per share provided such Dividend is paid on or before December 31, 2009.

6.11. Indebtedness. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i)	The Loans and the Reimbursement Obligations.

(ii)	Subordinated Indebtedness.

(iii)	Receivables Transaction Attributed Indebtedness.

(iv)	[Reserved]

(v)	Indebtedness actually outstanding on the date hereof and listed on Schedule 6.11 (excluding any Indebtedness described in clauses (i) through (iv) above or clause (xiii) below), but not any refinancings or renewals thereof.

(vi)	Rate Management Obligations under Rate Management Transactions entered into from time to time by the Company and its Subsidiaries and which the Company in good faith believes will provide protection against its reasonably estimated interest rate, foreign currency or commodity exposure.

(vii)	(a) Capitalized Lease Obligations not to exceed $5,000,000 at any time outstanding and (b) Indebtedness pursuant to Sale and Leaseback Transactions, the Attributable Debt of which shall not exceed $40,000,000 at any time outstanding.

(viii)	Intercompany Indebtedness of the Company and its Subsidiaries outstanding to the extent permitted by Section 6.14.

(ix)	Any indebtedness arising under a declaration of joint and several liability used for the purpose of section 2:403 of the Dutch Civil Code (Burgerlijk Wetboek) (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code (Burgerlijk Wetboek)).

(x)	In addition to any Indebtedness permitted by the preceding clause (viii), Indebtedness of any Wholly-Owned Subsidiary to the Company or another Wholly-Owned Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business to the extent not constituting Indebtedness for borrowed money.

(xi)	Indebtedness under performance bonds, letter of credit obligations to provide security for worker’s compensation claims and bank overdrafts, in each case incurred in the ordinary course of business; provided that any obligations arising in connection with such bank overdraft Indebtedness is extinguished within five Business Days of its incurrence.

(xii)

Indebtedness incurred by Foreign Subsidiaries from time to time after the Closing Date, so long as the aggregate principal amount of all Indebtedness (including trade letters of credit) incurred pursuant to this clause (xii) at any time outstanding shall not exceed $75,000,000; provided that (A) such Indebtedness (1) shall not include Indebtedness assumed by any Foreign Subsidiary in connection with an Acquisition and (2) shall not be directly or indirectly guaranteed by the Company or any Domestic Subsidiary of the Company and (B) the aggregate principal amount of all such Indebtedness incurred by Foreign Subsidiary Borrowers shall not exceed $35,000,000; provided, further, that, until such time as the maximum Leverage Ratio specified in Section 6.19.1 for the four fiscal quarter period most recently ended is equal to or less than 3.50 to 1.00, (A) no Foreign Subsidiary shall incur any Indebtedness pursuant to this clause (xii) if, after giving effect thereto, the aggregate principal amount of all such Indebtedness shall exceed $50,000,000 and (B) no Foreign Subsidiary Borrower shall incur any Indebtedness pursuant to this clause (xii) if, after giving effect thereto, the aggregate principal amount of all such Indebtedness shall exceed $25,000,000.

(xiii)	Senior Note Indebtedness.

(xiv)	Additional unsecured Indebtedness of the Company and its Domestic Subsidiaries not otherwise permitted under this Section 6.11 in an aggregate outstanding principal amount not to exceed $300,000,000 at any time.

6.12. Merger. The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge (i) into the Company or a Wholly-Owned Subsidiary or (ii) in connection with a Permitted Acquisition, provided, in each case, that (a) if a Guarantor merges with another Subsidiary, the surviving entity shall be a Guarantor, (b) if a Foreign Subsidiary Borrower merges with another Subsidiary, the surviving entity shall be a Foreign Subsidiary Borrower and (c) a Domestic Subsidiary shall not merge with or into a Foreign Subsidiary.

6.13. Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(i)	Sales of inventory in the ordinary course of business and consistent with past practices.

(ii)	Any transfer of an interest in accounts or notes receivable and related assets as part of a Qualified Receivables Transaction.

(iii)	Investments to the extent permitted by Section 6.14.

(iv)	Licenses, cross-licenses or sublicenses by the Company and its Subsidiaries of software, trademarks and other intellectual property in the ordinary course of business and which do not materially interfere with the business of the Company or of the Company and the Subsidiaries, taken as a whole.

(v)	The Company and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with ordinary business practice (and not as part of any bulk sale).

(vi)	(A) The Company or any Domestic Subsidiary of the Company that is a Wholly-Owned Subsidiary may sell, transfer or lease Property to the Company or any other Domestic Subsidiary that is a Wholly-Owned Subsidiary, (B) any Foreign Subsidiary Borrower may sell, transfer or lease Property to the Company, a Domestic Subsidiary or another Foreign Subsidiary Borrower and (C) any Foreign Subsidiary (other than a Foreign Subsidiary Borrower) may sell, transfer or lease Property to the Company or any other Subsidiary.

(viii)	Each of the Company and its Subsidiaries may, in the ordinary course of business, sell, lease or otherwise dispose of any assets which, in the reasonable judgment of such Person, are obsolete, worn out or otherwise no longer useful in the conduct of such Person’s business.

(ix)	Cortland Holding Company, a New York corporation and Wholly-Owned Subsidiary of the Company, may sell 100% of the Equity Interests of Cortland UK Holdings Limited, a company organized under the laws of England, to Actuant Ltd., a company organized under the laws of England, as described in Section 6.14(viii).

(x)	The Company or any Domestic Subsidiary may sell Equity Interests in any Foreign Subsidiary to another Foreign Subsidiary; provided, that (A) if such Equity Interests are subject to a pledge in favor of the Agent, the Company shall be in pro forma compliance with the requirements of Sections 6.21(c)(ii) and (iii) after giving effect to such sale and (B) such sale shall be made for cash at fair market value as reasonably determined by the Company or such Domestic Subsidiary.

(xi)	Each of the Company and its Subsidiaries may, unless a Default shall have occurred and be continuing, subject to Section 2.7(b)(iii), sell, lease or otherwise dispose of any assets, provided that (A) the aggregate consideration received in respect of all Asset Sales pursuant to this clause (xi) during any four fiscal quarter period shall not exceed 5% of the Consolidated Assets of the Company and its Subsidiaries (measured as of the end of the fiscal quarter most recently completed prior to such disposition) and (B) the aggregate consideration received in respect of all Asset Sales pursuant to this clause (xi) after the Closing Date shall not exceed 10% of the Consolidated Assets of the Company and its Subsidiaries (measured as of the end of the fiscal quarter most recently completed prior to the first such disposition completed after the Closing Date).

(xii)	The Company and its Subsidiaries may enter into one or more Sale and Leaseback Transactions, provided that the Attributable Debt arising therefrom shall not exceed $40,000,000 at any time outstanding.

(xiii)	Key Components, Inc., a New York corporation, may sell (a) 100% of the Equity Interests or all or substantially all the assets of Acme Electric Corporation, a New York corporation, and (b) all or substantially all the assets of its Turner Electric division or 100% of the Equity Interests in a company into which such Turner Electric assets may be transferred or all or substantially all the assets of such company.

6.14. Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)	Cash Equivalent Investments.

(ii)	Existing Investments in Subsidiaries and other Investments in existence on the Closing Date and described in Schedule 6.14.

(iii)	Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction or otherwise resulting from transfers of assets permitted by Section 6.13(ii) to such a special-purpose entity.

(iv)	Permitted Acquisitions.

(v)	Investments by the Company or any Subsidiary in the Company or any Domestic Subsidiary.

(vi)	Investments by the Company or any Subsidiary in any Foreign Subsidiary of the Company, provided that the aggregate amount (determined without regard to any write-downs or write-offs thereof) of (x) all such Investments of the Company and the Domestic Subsidiaries in Foreign Subsidiaries made after the Closing Date at any time outstanding and (y) all such Investments of the Foreign Subsidiary Borrowers in other Foreign Subsidiaries made after the Closing Date at any time outstanding shall not exceed $100,000,000; provided, further, that, subject to compliance with each other covenant set forth in this Article VI in connection with any such transaction, the value of any assets (other than cash and cash equivalents) distributed to the Company or any Domestic Subsidiary by a Foreign Subsidiary (directly or indirectly) that are contributed to or otherwise invested in a Foreign Subsidiary substantially concurrently with such distribution (but not more than three Business Days thereafter) shall not reduce the aggregate amount available for Investments in Foreign Subsidiaries under this paragraph (vi).

(vii)	In connection with the Japanese Restructuring, following the contribution of 50.4% of the outstanding Equity Interests of Enerpac B.V. by the Company to Actuant International Holdings, Inc., the contribution of such Equity Interests by (x) Actuant International Holdings, Inc. to a newly formed Dutch “CV” and (y) such Dutch “CV” to a newly formed Dutch “CoOp” (it being understood that, following certain intercompany asset sales permitted hereunder, Enerpac B.V. shall become a Wholly-Owned Subsidiary of such Dutch “CoOp”); provided, that the Agent shall have received evidence satisfactory to the Agent that the Company has received assurances from its tax advisers in form and substance acceptable to the Agent that the Japanese Restructuring as a whole should not trigger any material tax penalties for the Company or its Affiliates under applicable U.S. or Japanese law, or under the applicable laws of each other foreign jurisdiction that is material to the Japanese Restructuring.

(viii)	The purchase by Actuant Ltd., a company organized under the laws of England and Wholly-Owned Subsidiary of the Company, from Cortland Holding Company, a New York corporation and Wholly-Owned Subsidiary of the Company, of 100% of the Equity Interests of Cortland UK Holdings Limited, a company organized under the laws of England, using proceeds of a Loan to Actuant Ltd. after it shall have become a Foreign Subsidiary Borrower hereunder pursuant to Section 2.24.

(ix)	The purchase by a Foreign Subsidiary of the Equity Interests of another Foreign Subsidiary as described in Section 6.13(x).

(x)	Other Investments not otherwise permitted by clauses (i) through (ix) above, provided that the aggregate amount of all such Investments made after the Closing Date at any time outstanding (determined without regard to any write-downs or write-offs thereof) shall not exceed $5,000,000.

6.15. Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

(i)	Liens (other than any Lien imposed by ERISA or any Environmental Law) for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business (a) which do not in the aggregate materially detract from the value of the property or assets of the Company and the Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and the Subsidiaries, taken as a whole, or (b) which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)	Liens (other than any Lien imposed by ERISA) (a) arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, (b) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (c) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate amount of deposits at any time pursuant to clause (b) and clause (c) shall not exceed $1,000,000 in the aggregate.

(iv)	Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.

(v)	Liens existing on the Closing Date and described in Schedule 6.15, provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase and (ii) such Liens do not encumber any additional assets or properties of the Company or any of its Subsidiaries.

(vi)	Liens in favor of the Agent, for the benefit of the Lenders, in the Facility LC Collateral Account or granted pursuant to any Collateral Document.

(vii)	Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction.

(viii)	Any Lien of a lessor under a Capitalized Lease on assets subject to such Capitalized Lease securing Capitalized Lease Obligations permitted by Section 6.11(vii).

(ix)	Liens arising out of judgments or awards not giving rise to a Default in respect of which the Company or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings.

(x)	Any interest or title of a lessor, sublessor, licensee or licensor under any lease (other than a Capitalized Lease) or license agreement permitted by this Agreement, including any Lien filed to prevent the impairment of any such interest.

(xi)	Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods.

(xii)	In the case of any Dutch Subsidiary, Liens created or to be created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers’ Union (Consumenten bond).

(xiii)	Liens on assets of Foreign Subsidiaries (other than Foreign Subsidiary Borrowers); provided that (a) such Liens do not extend to, or encumber, assets which constitute Equity Interests in any of the Company’s Subsidiaries and (b) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.11(xii).

(xiv)	Liens upon assets of the Company or any of its Subsidiaries subject to Sale and Leaseback Transactions to the extent permitted by Section 6.13(xii); provided that (a) in each case, such Liens only serve to secure the payment of Attributable Debt arising under such Sale and Leaseback Transaction and do not encumber any other asset (other than proceeds thereof) of the Company or any Subsidiary of the Company and (b) the aggregate outstanding principal amount of all Attributable Debt secured by Liens permitted by this clause (xiv) shall not at any time exceed $40,000,000.

(xv)	Deposit arrangements and pledges of cash or cash equivalents in an aggregate amount not to exceed $5,000,000 at any time to secure Banking Services Obligations.

(xvi)	Liens not otherwise permitted by the foregoing clauses (i) through (xv) to the extent attaching to properties and assets with an aggregate fair value not in excess of, and securing liabilities not in excess of, $5,000,000 in the aggregate at any time outstanding.

6.16. Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate other than in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction, except (i) transactions between the Company or any Subsidiary, on the one hand, and any Subsidiary or other special-purpose entity created to engage solely in a Qualified Receivables Transaction and (ii) any other transaction between the Company and any Subsidiary or between a Subsidiary and another Subsidiary permitted by Section 6.10, 6.11, 6.12, 6.13 or 6.14.

6.17. Subordinated Indebtedness and Senior Note Indebtedness. The Company will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness or Senior Note Indebtedness that is adverse to the interests of the Lenders, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness other than (i) Permitted Convertible Note Repurchases, (ii) exchanges of Equity Interests in the Company for Subordinated Indebtedness, (iii) refinancings of Subordinated Indebtedness using proceeds of Permitted Refinancing Subordinated Indebtedness, (iv) refinancing of the Convertible Notes using proceeds of Indebtedness permitted pursuant to clause (xiv) of Section 6.11 on, or within ninety (90) days prior to, the initial Optional Purchase Date under (and as defined in) the Convertible Note Indenture and (v) after the issuance of the Subordinated Indebtedness, the exchange of notes evidencing such Indebtedness for notes that have terms substantially identical in all material respects to such original notes, except that such new notes do not contain terms with respect to transfer restrictions. The Company shall give the Agent five Business Days’ prior written notice of the terms of any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness or Senior Note Indebtedness.

6.18. Contingent Obligations. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, (iii) in respect of customary indemnities (and guarantees thereof) provided in connection with any Asset Sale permitted under Section 6.13, (iv) guaranties of Indebtedness to the extent that and so long as such Indebtedness is permitted by Section 6.11 (except as provided in Section 6.11(xii)), provided that (a) only Guarantors may guarantee Indebtedness of the Company and (b) guaranties of Subordinated Indebtedness of the Company shall be subordinated to the Domestic Subsidiary Guaranty on the same basis, (v) Contingent Obligations existing on the Closing Date and described in Schedule 6.18 (excluding Contingent Obligations with respect to Indebtedness described in clause (iii) above), and (vi) other Contingent Obligations not otherwise permitted by clauses (i) through (v) above not exceeding $20,000,000 in the aggregate outstanding at any one time.

6.19. Financial Covenants.

6.19.1. Leverage Ratio. The Company will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, to exceed the following ratios for the following periods:

Fiscal Quarter	Maximum Leverage Ratio
Fiscal quarters ending November 30, 2008, February 28, 2009 and May 31, 2009	3.50 to 1.00

Fiscal quarter ending August 31, 2009	4.00 to 1.00

Fiscal quarters ending November 30, 2009 and February 28, 2010	4.50 to 1.00

Fiscal quarter ending May 31, 2010	4.25 to 1.00

Fiscal quarter ending August 31, 2010	3.75 to 1.00

Fiscal quarter ending November 30, 2010 and each fiscal quarter thereafter	3.50 to 1.00

6.19.2. Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters, to be less than (a) with respect to any fiscal quarter ending on or prior to May 31, 2009, 1.75 to 1 and (b) with respect to each fiscal quarter thereafter, 1.65 to 1.

6.20. Fiscal Year. The Company will not change its fiscal year-end to a date other than August 31.

6.21. Guarantors; Pledges; Collateral Documentation; Additional Collateral; Further Assurances.

(a) Material Domestic Subsidiaries. If, at any time after the Closing Date, any Domestic Subsidiary (other than a Guarantor) shall constitute a Material Domestic Subsidiary, the Company shall promptly notify the Agent thereof, which notice shall specify the date as of which such Domestic Subsidiary became a Material Domestic Subsidiary. On or prior to the date 30 days after the date specified in such notice (or such longer period as may be agreed by the Agent in its sole discretion) or, if earlier, the date on which such Material Domestic Subsidiary becomes party to a guaranty of the Senior Note Indebtedness or any other obligation of the Company, the Company shall cause such Material Domestic Subsidiary to execute and deliver to the Agent a supplement to the Domestic Subsidiary Guaranty, a supplement to the Security Agreement and the Collateral Documents required to be delivered by such Person (and each holder of the Equity Interests of such Person) pursuant to Section 6.21(e) and (h), together with such supporting documentation, including authorizing resolutions and/or opinions of counsel, as the Agent may reasonably request. Notwithstanding the foregoing, (i) if the Company acquires a Material Domestic Subsidiary pursuant to a Permitted Acquisition, the Company may, as an alternative to complying with the preceding sentence, within 30 days after the consummation of such Permitted Acquisition (or such longer period as may be agreed by the Agent in its sole discretion), cause such Material Domestic Subsidiary to merge into, or to transfer all or substantially all of its assets to, the Company or a Guarantor, and (ii) if any Domestic Subsidiary is a Material Domestic Subsidiary solely because it holds Voting Equity Interests in a Material Foreign Subsidiary, but is not required to pledge such Voting Equity Interests pursuant to the last sentence of Section 6.21(b), then such Domestic Subsidiary shall not be required to become a Guarantor pursuant to this Section 6.21(a).

(b) Material Foreign Subsidiaries. If, at any time after the Closing Date, any Foreign Subsidiary (other than a Foreign Subsidiary listed on Schedule 1.3) shall constitute a Material Foreign Subsidiary, the Company shall promptly notify the Agent thereof, which notice shall specify the date as of which such Foreign Subsidiary became a Material Foreign Subsidiary. Within 30 days after the date specified in such notice (or such longer period as may be agreed by the Agent in its sole discretion), the Company shall, and/or shall cause each Domestic Subsidiary to, if and to the extent that each of them holds any Equity Interest in such Material Foreign Subsidiary, execute and deliver to the Agent a new Foreign Law Pledge Agreement, together with such supporting documentation (including, without limitation, additional Collateral Documents, authorizing resolutions and/or opinions of counsel) as the Agent may reasonably request, in order to create a perfected, first priority security interest in the Equity Interests in such Material Foreign Subsidiary, provided that such pledges, individually or collectively, with respect to any Foreign Subsidiary shall not exceed the Applicable Pledge Percentage of the Voting Equity Interests in such Foreign Subsidiary. The Company or any particular Domestic Subsidiary shall not be required to execute and deliver a Foreign Law Pledge Agreement pursuant to this Section 6.21(b) if such entity directly holds 35% or less of the Voting Equity Interests in such Foreign Subsidiary and, as a result of the limitation set forth in the preceding sentence, the Company can comply with this Section 6.21(b) without the pledge of such Voting Equity Interests.

(c) Minimum Requirements.

(i)	90% of Company and Domestic Subsidiaries. If, at any time after the Closing Date, (x) the aggregate assets of the Company and the Guarantors (other than Equity Interests in Subsidiaries) shall fail to represent 90% or more of the aggregate assets of the Company and its Domestic Subsidiaries (other than Equity Interests in Subsidiaries) as of such time or (y) such entities on an aggregate basis shall fail to be responsible for 90% or more of the aggregate operating income of the Company and its Domestic Subsidiaries for the four fiscal quarter period then ended, the Company shall promptly notify the Agent thereof, which notice shall specify the date as of which such failure arose. Within 30 days after the date specified in such notice (or such longer period as may be agreed by the Agent in its sole discretion), the Company shall, and shall cause its Domestic Subsidiaries (whether or not they are Material Domestic Subsidiaries) to, comply with Section 6.21(a) (but without duplication of the 30-day grace period provided in this clause (c)(i)) to the extent necessary to cure the conditions giving rise to such failure.

(ii)	50% of Foreign Subsidiaries. If, at any time after the Closing Date, (x) the aggregate assets of the Company’s Material Foreign Subsidiaries and the other Foreign Subsidiaries the Applicable Pledge Percentage of the Voting Equity Interests of which have been pledged under a Foreign Law Pledged Agreement (in the case of such Foreign Subsidiaries, on a consolidated basis with their respective Subsidiaries) shall fail to represent 50% or more of the aggregate assets of the Company’s Foreign Subsidiaries (in the case of such Foreign Subsidiaries, on a consolidated basis with their respective Subsidiaries) or (y) such entities on an aggregate basis (on a consolidated basis with their respective Subsidiaries) shall fail to be responsible for 50% or more of the aggregate operating income of the Company’s Foreign Subsidiaries for the four fiscal quarter period then ended, the Company shall promptly notify the Agent thereof, which notice shall specify the date as of which such failure arose. Within 30 days after the date specified in such notice (or such longer period as may be agreed by the Agent in its sole discretion), the Company shall, and shall cause its Domestic Subsidiaries (whether or not they are Material Domestic Subsidiaries and whether or not the pledged Subsidiaries are Material Foreign Subsidiaries) to, comply with Section 6.21(b) (but without duplication of the 30-day grace period provided in this clause (c)(ii)) to the extent necessary to cure the conditions giving rise to such failure.

(iii)

75% of the Company and its Consolidated Subsidiaries. If, at any time after the Closing Date, (x) the aggregate assets of the Company, the Guarantors (in the case of the Company and such Guarantors, excluding Equity Interests in Subsidiaries) and all Material Foreign Subsidiaries and other Foreign Subsidiaries the Applicable Pledge Percentage of the Voting Equity Interests of which have been pledged under a Foreign Law Pledge Agreement (in the case of such Foreign Subsidiaries, on a consolidated basis with their respective Subsidiaries) shall fail to represent 75% or more of the Consolidated Assets of the Company and its Subsidiaries or (y) such entities on an aggregate basis (in the case of such Foreign Subsidiaries, on a consolidated basis with their respective Subsidiaries) shall fail to be responsible for 75%

or more of the Consolidated Operating Income of the Company and its Subsidiaries for the four fiscal quarter period then ended, the Company shall promptly notify the Agent thereof, which notice shall specify the date as of which such failure arose. Within 30 days after the date specified in such notice (or such longer period as may be agreed by the Agent in its sole discretion), the Company shall, and shall cause its Domestic Subsidiaries (whether or not they are Material Domestic Subsidiaries and whether or not the pledged Subsidiaries are Material Foreign Subsidiaries) to, comply with Section 6.21(a) and/or (b) (but without duplication of the 30-day grace period provided in this clause (c)(iii)) to the extent necessary to cure the conditions giving rise to such failure.

(iv)	Guaranties of Other Obligations. If, at any time after the Closing Date, any Subsidiary of the Company that is not party to the Domestic Subsidiary Guaranty shall become party to a guaranty of the Senior Note Indebtedness or any other obligation of the Company, the Company shall immediately notify the Agent thereof and cause such Subsidiary to comply with Section 6.21(a) (but without giving effect to the 30-day grace period provided therein).

(d) Foreign Subsidiary Borrowers. Notwithstanding the foregoing requirements of this Section 6.21, all of the Equity Interests of a Foreign Subsidiary Borrower and the Foreign Subsidiaries of the Company that directly or indirectly own the Equity Interests of such Foreign Subsidiary Borrower shall be pledged to the Agent to secure the Obligations owing by such Foreign Subsidiary Borrower and, to the extent permitted by applicable law, each other Foreign Subsidiary Borrower. If, at any time after the Closing Date, the Company or any Subsidiary shall possess any Equity Interests of any such Subsidiary, the Company shall immediately notify the Agent thereof and the Company shall, and/or shall cause each Subsidiary to, if and to the extent that each of them holds any Equity Interest in any such Subsidiary, immediately execute and deliver to the Agent a new Foreign Law Pledge Agreement, together with such supporting documentation (including, without limitation, additional Collateral Documents, authorizing resolutions and/or opinions of counsel) as the Agent may reasonably request, in order to create a perfected, first priority security interest in all of the Equity Interests in such Subsidiary securing the Obligations owing by the applicable Foreign Subsidiary Borrower and, to the extent permitted by applicable law, each other Foreign Subsidiary Borrower.

(e) Collateral Documentation. The Company will cause, and will cause each Guarantor to cause, all owned Property (other than real property) (as more fully described in the Security Agreement) to be subject at all times to first priority, perfected security interests in favor of the Agent, for the benefit of the Holders of Secured Obligations, to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.15 hereof. Without limiting the generality of the foregoing, the Company will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Subsidiary directly owned by the Company or any Guarantor to be subject at all times to a first priority, perfected Lien in favor of the Agent, for the benefit of the Holders of Secured Obligations, to secure the Secured Obligations in accordance with the terms and conditions of the Security Agreement.

(f) Releases.

(i)	The Lenders hereby irrevocably authorize the Agent to, and the Agent shall, release any Liens granted to the Agent by the Loan Parties on any Collateral (i) upon the termination of the all Revolving Loan Commitments, the expiration or termination of all Facility LCs and payment and satisfaction in full in cash of all Secured Obligations (other than contingent indemnity obligations), (ii) constituting property being sold, transferred or otherwise disposed of (including, pursuant to a Qualified Receivables Transaction) if the Company certifies to the Agent that such sale, transfer or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry) provided that after such release the Company remains in compliance with Section 6.21(c) or (iii) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to this Agreement. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(ii)	The Lenders hereby irrevocably authorize the Agent to, and the Agent shall, in the event of a sale, transfer or other disposition of all of the Equity Interests of any Guarantor if the Company certifies to the Agent that such sale, transfer or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (x) release such Guarantor from its obligations under the Domestic Subsidiary Guaranty and each other Loan Document to which it is a party and (y) release any Liens granted to the Agent by such Guarantor on any Collateral, provided that (i) such Guarantor is concurrently released from any obligations it may have with respect to Subordinated Indebtedness and Senior Note Indebtedness and (ii) after such release the Company remains in compliance with Section 6.21(c).

(g) Foreign Pledge Agreements. Notwithstanding the foregoing provisions of this Section 6.21, the Company shall (or shall cause the applicable Domestic Subsidiary to):

(i)	on or prior to the date ten (10) Business Days following the Closing Date (or such later date as the Agent shall agree in its sole discretion), execute and deliver to the Agent a Foreign Law Pledge Agreement with respect to the Equity Interests of Enerpac GmbH;

(ii)	on or prior to the date sixty (60) days following the Closing Date (or such later date as the Agent shall agree in its sole discretion), execute and deliver to the Agent a Foreign Law Pledge Agreement with respect to the Equity Interests of Actuant Europe Holdings SAS (or such amendments and/or reaffirmations of the existing Foreign Law Pledge Agreement with respect to such Equity Interests as the Agent shall reasonably request); and

(iii)	on or prior to the date ninety (90) days after the First Amendment Effective Date (or such later date as the Agent shall agree in its sole discretion), execute and deliver to the Agent a Foreign Law Pledge Agreement with respect to the Equity Interests of AIC (Hong Kong) Ltd. (unless, on or prior to such deadline, such Subsidiary shall no longer constitute a direct Subsidiary of the Company or a Domestic Subsidiary thereof);

in each case, in form and substance reasonably satisfactory to the Agent and together with such supporting documentation (including, without limitation, additional Collateral Documents, authorizing resolutions and/or opinions of counsel) as the Agent may reasonably request, in order to create a perfected, first priority security interest in the Equity Interests in such Foreign Subsidiary; provided, that such pledges, individually or collectively, with respect to any Foreign Subsidiary shall not exceed the Applicable Pledge Percentage of the Voting Equity Interests in such Foreign Subsidiary.

(h) Additional Collateral; Further Assurances.

(i)	Without limiting the foregoing, the Company will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents, as applicable), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Company.

(ii)

If any assets of a type constituting Collateral under the Security Agreement are acquired by the Company or a Guarantor after the First Amendment Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Company will notify the Agent thereof, and, if requested by the Agent, the Company will cause such assets to be subjected to a Lien securing the Secured

Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in Section 6.21(h)(i), all at the expense of the Company.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2. Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within three Business Days after the same becomes due.

7.3. The breach by the Company of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20 or 6.21.

7.4. The breach by any Loan Party (i) of Section 6.1 which is not remedied within ten days after the occurrence of such breach or (ii) (other than a breach which constitutes a Default under another Section of this Article VII) of any of the other terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty days after the occurrence of such breach.

7.5. Failure of the Company or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Company or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date (or, in the case of any Receivables Facility Attributable Indebtedness, cause such Indebtedness to amortize or liquidate or terminate the reinvestment of collections or proceeds of receivables); or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof, provided, that the occurrence of any of the foregoing with respect to Receivables Facility Attributed Indebtedness shall not constitute a Default hereunder so long as the aggregate outstanding amount thereof does not exceed the Available Aggregate

Revolving Loan Commitment; or the occurrence of an early termination under any Rate Management Transaction resulting from (i) any event of default under such Rate Management Transaction as to which the Company or any Subsidiary is the defaulting party or (ii) any termination event as to which the Company or any Subsidiary is an affected party and, in either event, the termination value or other similar obligation owed by the Company or such Subsidiary as a result thereof is in excess of $10,000,000 and remains unpaid; or the Company or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6. Any Borrower or any Material Subsidiary shall (i) have an order for relief entered with respect to it under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Without the application, approval or consent of any Borrower or any Material Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for a Borrower or any Material Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against any Borrower or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. The Company or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $25,000,000, or any Reportable Event shall have occurred with respect to any Plan that, together with all other Reportable Events that have occurred and are continuing, could reasonably be expected to result in liability to the Company and its Subsidiaries in an aggregate amount in excess of $20,000,000, or any Single Employer Plan shall have any Unfunded Liabilities for which a minimum funding waiver request has been filed under Section 412 of the Code or Section 302 of ERISA.

7.11. The Company or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $20,000,000 or requires payments exceeding $5,000,000 per annum.

7.12. Any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Loan Document to which it is a party, or any Loan Party shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect.

7.13. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

7.14. Any Change in Control shall occur.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration.

8.1.1. If any Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender and the Company will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive, and (b) upon notice to the Company and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

8.1.2. If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

8.1.3. The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Company to the Lenders or the LC Issuer under the Loan Documents.

8.1.4. At any time while any Default is continuing, neither the Company nor any Person claiming on behalf of or through the Company shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After this Agreement has terminated in accordance with Section 2.7(c), any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Company or paid to whomever may be legally entitled thereto at such time.

8.1.5. At any time while any Default is continuing, the Agent may, with the consent of the Required Lenders, exercise any rights and remedies provided to the Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

8.1.6. If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to a Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that:

(a) no such supplemental agreement shall, without the consent of each Lender affected thereby (which, in the case of clauses (ii), (iv), (vi) and (vii), shall in all instances be deemed to include each Lender):

(i)	Extend the Revolving Loan Termination Date, or extend the expiry date of any Facility LC to a date after the Revolving Loan Termination Date, or forgive all or any portion of the principal amount of any Loan or any Reimbursement Obligation, or postpone any regularly scheduled payment of principal of any Loan or Reimbursement Obligation, or reduce the rate or extend the time of payment of interest or fees under this Agreement.

(ii)	Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters.

(iii)	Except pursuant to Section 2.2(b) or 2.5(c), increase the amount of the Revolving Loan Commitment or the Term Loan Commitment of any Lender hereunder; or increase the commitment to issue Facility LCs.

(iv)	Permit any Borrower to assign its rights under this Agreement.

(v)	Amend this Section 8.2.

(vi)	Amend the definition of “Agreed Currency” set forth in Section 1.1.

(vii)	Release any Guarantor, except in connection with a disposition of all of the Equity Interests of a Guarantor otherwise permitted by the Loan Documents, or, except as provided in the Collateral Documents, release all or substantially all of the Collateral.

(viii)	(A) Release the Company from its obligations under Section 16.1 or (B) unless at such time no Foreign Subsidiary Borrowers are party hereto, release any Foreign Subsidiary Borrower from its obligations under any Guaranty.

(ix)	Amend Section 11.2 in a manner that would alter the pro rata sharing of payments required thereby; and

(b) without limiting the foregoing requirements, no such supplemental agreement shall (i) alter the order of application of (x) prepayments hereunder, (y) amounts paid or payable under any Guaranty or (z) proceeds of Collateral under any Pledge Agreement, in each case, without the consent of the Required Revolving Lenders and the Required Term Loan Lenders, (ii) modify the definition of Required Revolving Lenders without the consent of each of the Required Revolving Lenders or (iii) modify the definition of Required Term Loan Lenders without the consent of each of the Term Loan Lenders.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment to any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be affective without the written consent of the Swing Line Lender. The Agent may waive payment of the fee required under Section 12.3.2.

8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until this Agreement terminates as described in Section 2.7(c).

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letters described in Section 10.13, which shall survive and remain in full force and effect during the term of this Agreement.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification. (i) The Company shall reimburse the Agent and the Arrangers for any costs, internal charges and reasonable out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Company also agrees to reimburse the Agent, the Arrangers, the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, the Arrangers, the LC Issuer and the Lenders, which attorneys may be employees of the Agent, the Arrangers, the LC Issuer or the Lenders) paid or incurred by the Agent, the Arrangers, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii) The Company hereby further agrees to indemnify the Agent, the Arrangers, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arrangers, the LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Company under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4(a), except that any calculation or determination which is to be made on a consolidated basis shall be made for the Company and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Company’s audited financial statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Company, the Agent or the Required Lenders shall so request, the Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Company shall provide to the Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender. None of the Agent, the Arrangers, the LC Issuer nor any Lender shall have any fiduciary responsibilities to any Borrower. None of the Agent, the Arrangers, the LC Issuer nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of such Borrower’s business or operations. Each Borrower agrees that none of the Agent, the Arrangers, the LC Issuer nor any Lender shall have liability to such Borrower (whether sounding in tort, contract or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Agent, the Arrangers, the LC Issuer nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by such Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. The Agent and each Lender agrees to hold any confidential information which it may receive from the Borrowers in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it or its Affiliates is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.4, each Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between such Borrower and each Lender (including the Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

9.13. Disclosure. The Borrowers and each Lender hereby acknowledge and agree that JPMorgan and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Company and its Affiliates.

9.14. USA PATRIOT ACT; European “Know Your Customer” Checks.

9.14.1. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the USA Patriot Act.

9.14.2. If (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (b) any change in the status of a Borrower after the date of this Agreement; or (c) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of clause (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in clause (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents. Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents.

9.15. English Language. All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall attach a certified English translation thereof, which translation shall be the governing version. Within one month of the delivery of any financial statements or other information written in a language other than English, the Company shall deliver to the Agent (for distribution to the Lenders) an English translation of such financial statements.

9.16. Borrower Limitations. Each Borrower shall be liable for its Obligations (including, without limitation, Loans extended to it). The Company shall be liable for each Foreign Subsidiary Borrower’s Obligations. Each Foreign Subsidiary Borrower shall be liable for each other Foreign Subsidiary Borrower’s Obligations to extent set forth in its respective Guaranty, but shall in no event be liable for any of the Company’s Obligations. Each Guarantor shall guaranty the repayment of all Obligations, irrespective of the Borrower that incurs such Obligations.

ARTICLE X

THE AGENT

10.1. Appointment; Nature of Relationship. JPMorgan is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any Borrower’s or any such guarantor’s respective Subsidiaries.

10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.3, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Pro Rata Shares of the applicable amount (i) for any amounts not reimbursed by the Company for which the Agent is entitled to reimbursement by the Company under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent, (ii) any indemnification required pursuant to Section 3.5.6 shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement; provided, however, that any such amounts relating solely to the Term Loan Facility (as determined by the Agent in its sole discretion) shall be reimbursed by the Term Loan Lenders ratably in proportion to their respective Term Loan Pro Rata Shares thereof and any such amounts relating solely to the Revolving Loan Facility (as determined by the Agent in its sole discretion) shall be reimbursement by the Revolving Lenders ratably in proportion to their respective Revolving Loan Pro Rata Shares thereof.

10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Revolving Loan Commitment, its Term Loan Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Agent or Arrangers hereunder, neither the Agent nor the Arrangers shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrowers or any of their respective Affiliates that may come into the possession of the Agent or Arrangers (whether or not in their respective capacity as Agent or Arranger) or any of their Affiliates.

10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13. Agent and Arranger Fees. Without limiting the continuing applicability of any fee letters delivered in connection with the Existing Credit Agreement, the Company agrees to pay to the Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrower and the Arrangers pursuant to the letter agreements among such parties dated October 30, 2008, or as otherwise agreed from time to time.

10.14. Delegation to Affiliates. The Borrowers and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15. Collateral Matters.

10.15.1. In its capacity, the Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code. Each Lender authorizes the Agent to enter into each Guaranty, Collateral Document or related intercreditor agreement to which it is or may become a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Agent on behalf of the Holders of Secured Obligations.

10.15.2. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

10.16. Guaranty and Collateral Releases.

10.16.1. The Lenders hereby authorize the Agent, at its option and in its discretion, to permit the release of any Guarantor from the Domestic Subsidiary Guaranty or of any Lien granted to or held by the Agent upon any Collateral (i) as described in Section 6.21(e); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Documents; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release any particular Guarantor or particular types or items of Collateral pursuant hereto.

10.16.2. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Company, the Agent shall (and is hereby irrevocably authorized by the Lenders to)

execute such documents as may be necessary to evidence the release of the Liens granted to the Agent herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

10.17. Dutch Parallel Debt.

10.17.1. Each of the Dutch Borrowers and the Company (each a “Parallel Debt Obligor”) hereby irrevocably and unconditionally undertakes to pay to the Agent an amount equal to the aggregate amount payable by it from time to time in respect of (a) its Obligations and (b) each Rate Management Transaction entered into by it with any counterparty that was a Lender (or an Affiliate thereof) at the time such Rate Management Transaction was entered into (unless the applicable Lender party thereto agreed in writing not be secured pursuant to this Agreement) (the “Swap Obligations”). The payment undertaking of each Parallel Debt Obligor to the Agent is hereinafter to be referred to as such Parallel Debt Obligor’s “Dutch Parallel Debt”.

10.17.2. The Dutch Parallel Debt of each Parallel Debt Obligor will be payable in the currency or currencies of the corresponding Obligations and Swap Obligations.

10.17.3. Any obligation under the Dutch Parallel Debt of any Parallel Debt Obligor shall become due and payable (opeisbaar) as and when and to the extent one or more of the corresponding Obligations or Swap Obligations become due and payable. The parties hereto agree that a Default in respect of the Obligations or Swap Obligations shall constitute a default (verzuim) within the meaning of Article 3:248 Netherlands Civil Code with respect to the relevant Dutch Parallel Debt of a Parallel Debt Obligor as well without any notice being required therefor.

10.17.4. Each of the parties hereto acknowledges that:

(a) the Dutch Parallel Debt of each Parallel Debt Obligor constitutes an undertaking, obligation and liability of such Parallel Debt Obligor to the Agent which is separate and independent from, and without prejudice to, the Obligations and Swap Obligations; and

(b) the Dutch Parallel Debt of each Parallel Debt Obligor represents the Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of such Dutch Parallel Debt from such Parallel Debt Obligor and shall not constitute the Agent and any holder of Obligations or Swap Obligations as joint creditors (hoofdelijk schuldeisers) of any Obligation or Swap Obligation, it being understood that the amount which may become payable by a Parallel Debt Obligor as its Dutch Parallel Debt shall never exceed the total of the amounts which are payable by it under its Obligations and Swap Obligations.

10.17.5. For the avoidance of doubt, each Parallel Debt Obligor and the Agent confirm that the claims of the Agent against each Parallel Debt Obligor in respect of its Dutch Parallel Debt and the claims of any one or more of the holders of Obligations or Swap Obligations against each Parallel Debt Obligor in respect of its Obligations and Swap Obligations payable by it to such holders of Obligations or Swap Obligations do not constitute common property (gemeenschap) within the meaning of article 3:166 Netherlands Civil Code and that the provisions relating to common property shall not apply. If, however, it shall be held that such claim of the Agent and such claims of any one or more of the holders of Obligations or Swap Obligations do constitute common property and the provisions relating to common property do apply, the parties agree that the applicable provisions of this Agreement shall constitute the respective administration agreement (beheersregeling) within the meaning of article 3:168 Netherlands Civil Code.

10.17.6. To the extent the Agent irrevocably (onaantastbaar) receives any amount in payment of any Dutch Parallel Debt, the Agent shall distribute such amount among the Holders of Secured Obligations that are creditors of the corresponding Obligations or Swap Obligations in accordance with the applicable provisions of this Agreement. Each Parallel Debt Obligor and the Agent agree that upon irrevocable receipt by the Agent of any amount in payment of the Dutch Parallel Debt of any Parallel Debt Obligor (a “Received Amount”), the corresponding Obligations or Swap Obligations shall be reduced by amounts totaling an amount equal to the Received Amount (a “Deductible Amount”) in the manner as if the Deductible Amount were received as payment of the relevant Obligations or Swap Obligations on the date of receipt by the Agent of the Received Amount.

10.17.7. The parties hereto acknowledge and agree that, for purposes of a Dutch pledge, any resignation by the Agent is not effective until its rights under each Dutch Parallel Debt of a Parallel Debt Obligor is assigned to the successor Agent.

10.18. French Security. Each Lender, on behalf of itself and its Affiliates, hereby appoints the Agent to register, perform and enforce any security interest (sûreté réelle) granted by Actuant International Holdings, Inc., a Delaware corporation, or any other Loan Party under the laws of the Republic of France in order to secure the performance and payment of the Secured Obligations.

10.19. Syndication Agents; Documentation Agents. None of the Lenders identified in this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS; APPLICATION OF PROCEEDS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of a Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due (it being understood and agreed that deposits of any Foreign Subsidiary Borrower or Indebtedness held or owing by a Lender to or for the credit or account of any Foreign Subsidiary Borrower shall be offset by such Lender and applied only toward any Obligations incurred by or on behalf of a Foreign Subsidiary Borrower to that Lender).

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Revolving Credit Exposure or its Term Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4, 3.5 or 3.6) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Revolving Credit Exposure and Term Loans held by the other Lenders so that after such purchase each Lender will hold its Revolving Loan Pro Rata Share of the Aggregate Outstanding Revolving Credit Exposure and its Term Loan Pro Rata Share of the Term Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Secured Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares, Revolving Loan Pro Rata Shares and Term Loan Pro Rata Shares, as the case may be. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

11.3. Application of Proceeds. Any proceeds of Collateral received by the Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Company) or (ii) after a Default has occurred and is continuing and the Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agent and the LC Issuer from any Loan Party (other than in connection with Rate Management Obligations and Banking Services Obligations), second, to pay accrued and unpaid interest and fees then due and payable on the Loans ratably, third, pro rata, to payment of the principal outstanding on Loans, the Banking Services Obligations constituting Secured Obligations and the net early termination payments and any other Rate Management Obligations then due and unpaid from the Company or its Subsidiaries to any of the Lenders or their Affiliates, pro rata among the Lenders and their Affiliates in accordance with the amount of such principal, such Banking Services Obligations and such net early termination payments and other Rate Management Obligations then due and unpaid owing to each of them, and fourth, to the payment of any other Secured Obligations (other than those listed above) due to the Agent or any Lender by the Company or any Subsidiary pro rata among those parties to whom such Secured Obligations are due in accordance with the amounts owing to each of them. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

12.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Revolving Credit Exposure owing to such Lender, any Term Loans of such Lender, any Note held by such Lender, any Revolving Loan Commitment or any Term Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Revolving Credit Exposure and/or Term Loans, as applicable, and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Outstanding Revolving Credit Exposure, Term Loans, Revolving Loan Commitment, Term Loan Commitment or Facility LC in which such Participant has an interest which would require consent of the Lender from which such Participant purchased its participation under clauses (i) through (v) of Section 8.2.

12.2.3. Benefit of Certain Provisions. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrowers further agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 3.6, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.5 or 3.6 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3. Assignments.

12.3.1. Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents subject to the following conditions:

(i)	Each such assignment shall be of a constant and not varying ratable or non-pro rata percentage (as between the Term Loan Facility and the Revolving Facility) of the assigning Lender’s rights and obligations under the Loan Documents;

(ii)	Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto;

(iii)	Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Revolving Loan Commitment and Outstanding Revolving Credit Exposure and/or Term Loan Commitment (if any) and Term Loans, as applicable, of the assigning Lender or (unless each of the Company and the Agent otherwise consents; provided that the consent of the Company shall not be required if a Default has occurred and is continuing) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Revolving Loan Commitment or Outstanding Revolving Credit Exposure (if the Revolving Loan Commitment has been terminated) and/or the outstanding Term Loan Commitment (if any) or Term Loans subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment;

(iv)	Except in the case of an assignment to an existing Lender that has advanced a Revolving Loan to each Dutch Borrower, the amount of such assignment with respect to a borrowing made to a Dutch Borrower shall always be at least €50,000 (or its equivalent in another Agreed Currency) unless an assignment is made to any Person which qualifies as a professional market party (professionele markt partij) under the Dutch Financial Supervision Act;

(v)	The Purchaser (A) if it is a Non-U.S. Lender, shall have delivered tax certificates described in Section 3.5, which indicate that such Non-U.S. Lender is exempt from any withholding tax under the laws of the United States on payments by the Company in such jurisdiction, (B) shall have confirmed that it is exempt from any withholding tax under the laws of the Netherlands on payments by Dutch Borrowers and (C) shall provide to the Agent for the onward transmission to the relevant UK Borrower, in respect of Loans made to a UK Borrower, a tax certificate in the form set forth in the Exhibit H attached hereto, except, in the case of clauses (A) and (B), to the extent the assigning Lender was entitled, at the time of the assignment, to receive additional amounts with respect to such withholding taxes pursuant to Section 3.5; and

(vi)	So long as no Default shall have occurred and be continuing, no such assignment shall be made to any Person that is not capable of lending (A) Agreed Currencies to each Borrower and (B) each Type of Loan.

12.3.2. Consents. The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Company shall not be required if a Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective. The consent of JPMorgan in its capacity as LC Issuer shall be required for assignments of the Revolving Loan Commitment and Outstanding Revolving Credit Exposure (but not Term Loans or any Term Loan Commitment) prior to an assignment becoming effective. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3. Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment and Outstanding Revolving Credit Exposure and/or Term Loan Commitment (if any) and Term Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Loan Commitment and Outstanding Revolving Credit Exposure and/or Term Loan Commitment (if any) and Term Loans assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments (or, if the Revolving Loan Commitments have terminated, the Revolving Loan Credit Exposure) or Term Loan Commitment (if any) and Term Loans, as appropriate, as adjusted pursuant to such assignment.

12.3.4. Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments and Term Loan Commitments of, and principal amounts of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

12.4. Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of such Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.4.

ARTICLE XIII

NOTICES

13.1. Notices; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to any Borrower or any other Loan Party, to:

Actuant Corporation

P.O. Box 3241

Milwaukee, WI 53201-3241

Attn: Mr. Andrew G. Lampereur

Phone: (262) 373-7401

Fax: (262) 373-7497

(ii)	if to the Agent (except as set forth in clause (iii) below), to:

JPMorgan Chase Bank, National Association

10 South Dearborn, 7th Floor

Mail Code: IL1-0011

Chicago, IL 60603-2003

Attn: Leonida Mischke

Phone: (312) 385-7055

Fax: (312) 385-7096

(iii)	if to the Agent in respect of a Borrowing Notice or Conversion/Continuation Notice for an Advance denominated in Euros or Pounds Sterling, to:

J.P. Morgan Europe Limited

125 London Wall

London EC2Y 5AJ

Attn: Loan Agency

Phone: 44 (0) 207 777 2940

Fax: 44 (0) 207 777 2360/2085

(with a copy to the Agent at the address specified in clause (ii) above)

(iv)	if to JPMorgan in its capacity as LC Issuer, to:

JPMorgan Chase Bank, National Association

10 South Dearborn, 7th Floor

Mail Code: IL1-0011

Chicago, IL 60603-2003

Attn: Phyllis Huggins

Phone: (312) 732-2592

Fax: (312) 732-2729

(v)	if to any other Person in its capacity as LC Issuer, at the address specified by such Person to the Company and the Agent upon such Person becoming an LC Issuer hereunder; and

(vi)	if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto, except that a Lender shall be required to give such notice only to the Company and the Agent.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Subject to the qualifications provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent, and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

15.3. WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

15.4. AGENT FOR SERVICE OF PROCESS. EACH FOREIGN SUBSIDIARY BORROWER HEREBY IRREVOCABLY APPOINTS THE COMPANY AS ITS AGENT FOR SERVICE OF PROCESS IN ANY PROCEEDING REFERRED TO IN SECTION 15.2 AND AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE MADE BY MAILING OR DELIVERING A COPY THEREOF TO IT CARE OF COMPANY AT ITS ADDRESS FOR NOTICES SET FORTH IN ARTICLE XIII OF THIS AGREEMENT.

ARTICLE XVI

GUARANTY

16.1. Company Guaranty. In order to induce the Lenders to extend credit to the Foreign Subsidiary Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such Foreign Subsidiary Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Agent, the LC Issuer or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act (other than payment of the Obligations), omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Agent, the LC Issuer or any Lender to any balance of any deposit account or credit on the books of the Agent, the LC Issuer or any Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Agent, the LC Issuer or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Agent, the LC Issuer or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Foreign Subsidiary Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Agent, forthwith pay, or cause to be paid, to the Agent, in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than at the address of the Agent specified in Article XIII and if, by reason of any adoption of, or change in, any law or regulation, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Agent, disadvantageous to the Agent, the LC Issuer or any Lender, in any material respect, then, at the election of the Agent, the Company shall make payment of such Obligation in Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or at the address of the Agent specified in Article XIII, and, as a separate and independent obligation, shall indemnify the Agent, the LC Issuer and each Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Foreign Subsidiary Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Foreign Subsidiary Borrower to the Agents and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

16.2. Foreign Subsidiary Borrower Guaranty. Upon the joinder of any Foreign Subsidiary as a Foreign Subsidiary Borrower hereunder, (i) such Foreign Subsidiary shall, to the extent permitted by applicable law, execute and deliver in favor of the Agent, for the benefit of the Lenders, a guaranty of payment of the Obligations of each other Foreign Subsidiary Borrower and (ii) each other Borrower shall, to the extent permitted by applicable law, execute and deliver a guaranty (or, as applicable, a reaffirmation of guaranty) of payment of the Obligations of such Foreign Subsidiary Borrower, in each case, in form and substance reasonably satisfactory to the Agent, together with such supporting documentation, including authorizing resolutions and/or opinions of counsel, as the Agent may reasonably request. Notwithstanding the foregoing, no Dutch Borrower shall be liable under such Guaranty to the extent that, if it were so liable, its entry into such Guaranty would violate sections 2:98c or 2:207 of the Dutch Civil Code (Burgerlijk Wetboek).

ARTICLE XVII

NO NOVATION OF EXISTING CREDIT AGREEMENT

17.1. No Novation of Existing Credit Agreement. It is the intent of the parties hereto that, from and after the Closing Date, this Agreement (i) shall re-evidence, in part, the Company’s obligations and indebtedness under the Existing Credit Agreement, (ii) is entered into in substitution for, and not in payment of, the obligations and indebtedness of the Company under the Existing Credit Agreement, and (iii) is in no way intended to constitute a novation of any of the Company’s obligations and indebtedness which were evidenced by the Existing Credit Agreement or any of the other Loan Documents (including any fee letters or Notes delivered in connection therewith). All Loans made and Obligations incurred under the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Revolving Loans, Obligations and Secured Obligations under (and shall be governed by the terms of) this Agreement. Without limiting the foregoing, upon the effectiveness hereof, (i) all Existing Letters of Credit shall continue as Facility LCs under (and shall be governed by the terms of) this Agreement as provided in Section 2.19.13 and (ii) the Agent shall make such reallocations of each Lender’s share of the outstanding Loans under the Existing Credit Agreement as are necessary in order that each such Lender’s share of the outstanding Loans hereunder reflects such Lender’s ratable share of the Aggregate Revolving Loan Commitment and Aggregate Term Loan Commitment hereunder. On the Closing Date, the Company shall pay to the Agent for the ratable account of the Lenders then party to the Existing Credit Agreement, (i) accrued and unpaid commitment fees under the Existing Credit Agreement through the Closing Date and (ii) accrued and unpaid interest on Loans under (and as defined in) the Existing Credit Agreement through the Closing Date.

17.2. References to This Agreement In Loan Documents. All references herein to “hereunder,” “hereof,” or words of like import and all references in any other Loan Document to the “Credit Agreement” or words of like import shall mean and be a reference to the Existing Credit Agreement as amended and restated hereby (and any section references in such Loan Documents to the Existing Credit Agreement shall refer to the applicable equivalent provision set forth herein although the section number thereof may have changed).

17.3. Departing Lenders. Each Departing Lender has agreed to execute and deliver a Departing Lender Signature Page, pursuant to which such Departing Lender shall cease to be a party to the Existing Credit Agreement, each Departing Lender’s “Revolving Loan Commitment” under (and as defined in) the Existing Credit Agreement shall be terminated and each Departing Lender shall not be a Lender hereunder (provided that the indemnities and obligations of the Company contained in Section 9.6 of the Existing Credit Agreement in favor of each Departing Lender shall survive the termination of such Departing Lender’s “Revolving Loan Commitment” under the Existing Credit Agreement).

[SIGNATURE PAGES TO BE POSTED SEPARATELY]

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurocurrency Rate	3.25%	3.50%	3.75%	4.00%	4.25%
Floating Rate	2.00%	2.25%	2.50%	2.75%	3.00%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Commitment Fee	0.50%	0.50%	0.50%	0.50%	0.50%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1(i) or (ii).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio is less than 2.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Leverage Ratio is less than 3.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 3.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than 4.00 to 1.00.

“Level V Status” exists at any date if the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V.

For the period from the First Amendment Effective Date until the receipt of the Company’s Financials for the quarter ending November 30, 2009, the higher of Level III Status or the Applicable Margin and Applicable Fee Rate determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials shall be in effect.

Thereafter, the Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials. If the Company fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

EXHIBIT B

CLOSING LIST

[ATTACHED]

ACTUANT CORPORATION

LIST OF CLOSING DOCUMENTS FOR AMENDMENT NO. 1 TO SECOND AMENDED

AND RESTATED CREDIT AGREEMENT1

June 10, 2009

A. AMENDMENT NO. 1 AND CERTAIN LOAN DOCUMENTS

1.	Amendment No. 1 to Second Amended and Restated Credit Agreement (the “Amendment”), dated as of June 10, 2009, by and among Actuant Corporation, a Wisconsin corporation (the “Company”), the Foreign Subsidiary Borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”).

2.	Third Amended and Restated Subsidiary Guaranty, dated as of June 10, 2009 (the “Subsidiary Guaranty”, made by each Domestic Subsidiary of the Company identified on Annex 1 hereto (collectively, the “Guarantors”), in favor of the Agent.

3.	Pledge and Security Agreement, dated as of June 10, 2009 (the “Security Agreement”), executed by the Company and each Guarantor (collectively, the “Grantors”) in favor of the Agent.

EXHIBITS

Exhibit A	—	Prior Names, Jurisdiction of Formation, Principal Place of Business and Chief Executive Office, Mergers and Mailing Address; Properties Leased by the Grantors; Properties Owned by the Grantors; Public Warehouses or Other Locations
Exhibit B	—	Patents, Copyrights, Trademarks
Exhibit C	—	List of Pledged Securities
A: Stocks
B: Bonds
C: Government Securities
D: Other Securities or Other Investment Property (Certificated or Uncertificated)
Exhibit D	—	UCC Financing Statement Filing Locations
Exhibit E	—	Commercial Tort Claims
Exhibit F	—	State Organization Number; Jurisdiction of Incorporation
Exhibit G	—	Equity Interests pledged as security for obligations of Foreign Subsidiary Borrowers

[1]

Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the Second Amended and Restated Credit Agreement, dated as of November 10, 2008 (as amended by the Amendment, the “Credit Agreement’), among Actuant Corporation, the Foreign Subsidiary Borrowers party thereto, the Lenders and the Agent. Items appearing in bold and italics shall be prepared and/or provided by the Borrowers and/or Borrowers’ counsel.

4.	Confirmatory Grants of Security Interests in Patents, dated as of June 10, 2009, executed by each Grantor that owns Patents in favor of the Agent.

5.	Confirmatory Grants of Security Interests in Trademarks, dated as of June 10, 2009, executed by each Grantor that owns Trademarks in favor of the Agent.

6.	Intercreditor Agreement, dated as of June 10, 2009, between the Agent and Wachovia Bank, National Association, as the purchaser and as agent for the purchaser under the applicable Existing Receivables Agreement.

7.	Certificates of Insurance listing the Agent as (x) lender loss payee for the “all risk” property, casualty and business interruption insurance policies of the Grantors, together with long-form lender loss payable endorsement, and (y) additional insured with respect to the liability insurance of the Grantors, together with an additional insured endorsement.

B. UCC DOCUMENTS

8.	UCC, tax lien, pending suit and judgment and name variation search reports naming each Grantor (and certain former names or pre-merger entities, as appropriate) from the appropriate offices in those jurisdictions identified in Annex 2 hereto.

9.	UCC-3 termination statements terminating certain liens identified in the search reports referenced in the preceding item 8.

10.	UCC financing statements naming each Grantor as debtor and the Agent as secured party as filed in the offices listed on Annex 3 hereto.

C. CORPORATE DOCUMENTS

11.	Certificate of the Secretary of the Company certifying (i) resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of the Amendment and each Loan Document to which it is a party, (ii) that there have been no changes in the Certificate of Incorporation of the Company, as attached thereto and as certified as of a recent date by the Secretary of State of Wisconsin, since the date of the certification thereof by the Secretary of State of Wisconsin, (iii) the names and true signatures of the incumbent officers of the Company authorized to sign the Loan Documents to which it is a party and authorized to request Credit Extensions under the Credit Agreement and (iv) the By-Laws, as attached thereto, of the Company as in effect on the date of such certification.

12.	Certificate of Good Standing for the Company from the office of the Secretary of State of Wisconsin.

13.

Certificate of the Secretary of each Grantor, certifying (i) resolutions of the Board of Directors or equivalent governing body of such Grantor approving and authorizing the execution, delivery and performance of each Loan Document to which it is a party, (ii) that there have been no changes in the Articles or Certificate of Incorporation, Certificate of Formation or other charter document of such Grantor as attached thereto and as certified as of a recent date by the secretary of state (or the equivalent thereof) of its jurisdiction of organization, if applicable, since the date of the certification thereof by such secretary of state (or equivalent thereof), (iii) the names and true signatures of the incumbent officers of such Grantor, as applicable, authorized to sign the Loan Documents to which it is a party and (iv) the By-Laws, Operating Agreement, or other applicable organizational document, as attached thereto, of such Grantor, as in effect on the date of such certification.

14.	Good Standing Certificates (or the equivalents thereof) for each Grantor from the offices of the Secretaries of State (or the equivalents thereof) in the respective jurisdictions set forth on Annex 1 hereto.

D. LEGAL OPINIONS

15.	Opinion of McDermott, Will & Emery LLP, counsel to the Company, with respect to issues of Illinois, New York and Delaware law.

16.	Opinion of Quarles & Brady LLP, counsel to the Company, with respect to issues of Wisconsin law.

E. POST-CLOSING ITEMS

17.	Post-filing UCC searches showing the termination statements and financing statements referenced in items 9 and 10 above to be of record.

18.	Within sixty (60) days of the First Amendment Effective Date (or such longer period as the Agent shall agree in its sole discretion):

(a)	original certificates of all Pledged Equity representing Equity Interests of the Subsidiaries pledged under the Security Agreement (other than any original certificates representing Equity Interests of Subsidiaries that the Administrative Agent deems to be immaterial), together with stock powers executed in blank, pledge instructions and acknowledgments, as appropriate; and

(b)	an updated Exhibit C to the Security Agreement.

19.	Within thirty (30) days of the First Amendment Effective Date (or such longer period as the Agent shall agree in its sole discretion), the following documentation with respect to The Cortland Companies, Inc., a Delaware corporation, and Cortland Holding Company, Inc., a Delaware corporation (the “Cortland Holdcos”):

(a)	supplements to the Subsidiary Guaranty and the Security Agreement executed by each Cortland Holdco;

(b)	each other Collateral Document required to be delivered by each Cortland Holdco (and each holder of the Equity Interests of such Cortland Holdco) pursuant to Section 6.21(e) and (h) of the Credit Agreement; provided that certificates evidencing Equity Interests of Subsidiaries owned by such Cortland Holdco shall be subject to the grace period described in the preceding item 18); and

(c)	all supporting documentation, including, without limitation, search reports of a type described in item 10 above, corporate documents and authorizing resolutions and/or opinions of counsel, as the Agent may reasonably request.